Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: VIEW, INC., et al., Debtors.[1]	Chapter 11 Case No. 24-10692 (CTG) (Jointly Administered)

SECOND AMENDED JOINT PREPACKAGED CHAPTER 11 PLAN

OF REORGANIZATION OF VIEW, INC., AND ITS DEBTOR AFFILIATES

Patrick J. Reilley (DE Bar No. 4451)

Stacy L. Newman (DE Bar No. 5044)

Michael E. Fitzpatrick (DE Bar No. 6797)

COLE SCHOTZ P.C.

500 Delaware Avenue, Suite 1410

Wilmington, Delaware 19801

Telephone:   (302) 625-3131

Facsimile:    (302) 325-3117

Email:     preilly@coleschotz.com

snewman@coleschotz.com

mfitzpatrick@coleschotz.com

Michael D. Sirota (admitted pro hac vice)

David M. Bass (admitted pro hac vice)

Daniel J. Harris (admitted pro hac vice)

Matteo Percontino (admitted pro hac vice)

COLE SCHOTZ P.C.

Court Plaza North

25 Main Street

Hackensack, New Jersey 07601

Telephone:   (201) 489-3000

Facsimile:    (201) 489-1536

Email:     msirota@coleschotz.com

dbass@coleschotz.com

dharris@coleschotz.com

mpercontino@coleschotz.com

Counsel to the Debtors

and Debtors in Possession

Dated: May 19, 2024

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: View, Inc. (5065), View Operating Corporation (4899), and Iotium, Inc. (4600). The Debtors’ corporate headquarters is 6280 America Center Drive, Suite 200, San Jose, California 95002.

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW		1

A.	Defined Terms	1
B.	Rules of Interpretation	15
C.	Computation of Time	16
D.	Governing Law	16
E.	Reference to Monetary Figures	17
F.	Reference to the Debtors or the Reorganized Debtors	17
G.	Nonconsolidated Prepackaged Plan	17
H.	Controlling Document	17
I.	Consultation, Information, Notice, and Consent Rights	17

ARTICLE II. ADMINISTRATIVE CLAIMS, DIP CLAIMS, PRIORITY CLAIMS, AND RESTRUCTURING EXPENSES		18

A.	Administrative Claims	18
B.	DIP Claims	18
C.	Professional Fee Claims	19
D.	Priority Tax Claims	20
E.	Payment of Restructuring Expenses	20

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		20

A.	Classification of Claims and Interests	20
B.	Treatment of Claims and Interests	21
C.	Special Provision Governing Unimpaired Claims	25
D.	Elimination of Vacant Classes	26
E.	Voting Classes, Presumed Acceptance by Non-Voting Classes	26
F.	Intercompany Interests	26
G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	26
H.	Controversy Concerning Impairment	27
I.	Subordinated Claims	27

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN		27

A.	General Settlement of Claims and Interests	27
B.	Restructuring Transactions	27
C.	Continued Corporate Existence	29
D.	Vesting of Assets in the Reorganized Debtors	29
E.	Cancellation of Existing Securities and Agreements	30
F.	Cancellation of Certain Existing Security Interests	31
G.	Sources of Consideration for Plan Distributions	31
H.	New Common Interests	32
I.	The New LLC Agreement	32
J.	The New Exit Facility Credit Agreement	33

i

K.	Corporate Action	34
L.	New Corporate Governance Documents	35
M.	Preservation of Causes of Action	36
N.	Certain Securities Law Matters	37
O.	Preservation of Net Operating Losses	37
P.	1146(a) Exemption from Certain Taxes and Fees	38
Q.	Director and Officer Liability Insurance	38
R.	Indemnification Obligations	39

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		39

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	39
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	40
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	40
D.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases	41
E.	Insurance Policies	41
F.	Reservation of Rights	42
G.	Nonoccurrence of Effective Date	42
H.	Contracts and Leases Entered Into After the Petition Date	42

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		42

A.	Distributions on Account of Claims Allowed as of the Effective Date	42
B.	Disbursing Agent	43
C.	Rights and Powers of Disbursing Agent	43
D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	44
E.	Manner of Payment	46
F.	Compliance with Tax Requirements	46
G.	Allocations	47
H.	No Postpetition Interest on Claims	47
I.	Foreign Currency Exchange Rate	47
J.	Setoffs and Recoupment	47
K.	Claims Paid or Payable by Third Parties	48

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		49

A.	Disputed Claims Process	49
B.	Allowance of Claims	50
C.	Claims Administration Responsibilities	50
D.	Estimation of Claims and Interests	50
E.	Adjustment to Claims or Interests without Objection	51
F.	Disallowance of Claims or Interests	51
G.	No Distributions Pending Allowance	51
H.	Distributions After Allowance	51

ii

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		52

A.	Discharge of Claims and Termination of Interests	52
B.	Release of Liens	52
C.	Releases by the Debtors	53
D.	Releases by the Releasing Parties	54
E.	Exculpation	55
F.	Injunction	56
G.	Protections Against Discriminatory Treatment	57
H.	Document Retention	57
I.	Reimbursement or Contribution	58

ARTICLE IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN		58

A.	Conditions Precedent to the Effective Date	58
B.	Waiver of Conditions	60
C.	Effect of Failure of Conditions	60
D.	Substantial Consummation	60

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		61

A.	Modification and Amendments	61
B.	Effect of Confirmation on Modifications	61
C.	Revocation or Withdrawal of Prepackaged Plan	61

ARTICLE XI. RETENTION OF JURISDICTION		61

ARTICLE XII. MISCELLANEOUS PROVISIONS		64

A.	Immediate Binding Effect	64
B.	Additional Documents	64
C.	Payment of Statutory Fees	65
D.	Statutory Committee and Cessation of Fee and Expense Payment	65
E.	Reservation of Rights	65
F.	Successors and Assigns	65
G.	Notices	66
H.	Term of Injunctions or Stays	66
I.	Entire Agreement	67
J.	Plan Supplement	67
K.	Severability of Prepackaged Plan Provisions	67
L.	Votes Solicited in Good Faith	67
M.	Closing of Chapter 11 Cases	68
N.	Waiver or Estoppel	68
O.	Creditor Default	68

iii

INTRODUCTION

View, Inc. and the above-captioned debtors and debtors in possession (collectively, the “Debtors”), propose this amended joint prepackaged chapter 11 plan of reorganization (as modified, amended, or supplemented from time to time, the “Prepackaged Plan” or the “Plan”) for the resolution of the outstanding claims against, and equity interests in, the Debtors. Although proposed jointly for administrative purposes, the Prepackaged Plan constitutes a separate Prepackaged Plan for each Debtor. Holders of Claims against, or Interests in, the Debtors may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, projections of future operations, risk factors, a summary and analysis of this Prepackaged Plan, the releases and injunctions contained in the Prepackaged Plan, the Restructuring Transactions, and certain related matters. The Debtors are the proponents of the Prepackaged Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PREPACKAGED PLAN ARE ENCOURAGED TO READ THE PREPACKAGED PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PREPACKAGED PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms.

As used in this Prepackaged Plan, capitalized terms have the meanings set forth below.

1. “Administrative Claim” refers to any right to payment constituting a cost or expense of administration incurred during the Chapter 11 Cases of a kind specified under section 503(b) of the Bankruptcy Code and entitled to priority under sections 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (i) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the estates and operating the businesses of the Debtors (such as wages, salaries, or commissions for services and payments for goods and other services and leased premises), (ii) Professional Fee Claims, and (iii) Restructuring Expenses.

2. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if such Entity was a debtor in a case under the Bankruptcy Code.

3. “Agents/Trustees” means, collectively, the DIP Agent, the New Exit Facility Agent, the Prepetition Term Loan Agent and the Prepetition Convertible Notes Trustee.

4. “Allowed” means, with respect to any Claim, except as otherwise provided herein: (a) a Claim allowed pursuant to the Prepackaged Plan or a Final Order; (b) a Claim that is scheduled by the Debtors as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim, as applicable, has been timely Filed; or (c) a Claim that is evidenced by a Proof of Claim or a request for payment of an Administrative Claim, as applicable (or for which Claim a Proof of Claim is not required under the Prepackaged Plan, the Bankruptcy Code, or a Final Order);

provided that with respect to a Claim described in clauses (b) and (c) above, such Claim shall be Allowed only if and to the extent that with respect to such Claim no objection to the allowance thereof is interposed within the applicable period of time fixed by the Prepackaged Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection is so interposed and the Claim has been Allowed by a Final Order; provided, further, that the Reorganized Debtors shall retain all claims and defenses with respect to Allowed Claims that are reinstated or otherwise Unimpaired pursuant to the Prepackaged Plan. To the extent applicable, any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no contrary or superseding Proof of Claim is or has been timely Filed, or that is not or has not been Allowed by a Final Order, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court. Unless expressly waived by the Prepackaged Plan, the Allowed amount of Claims or Interests shall be subject to and shall not exceed the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 or 503 of the Bankruptcy Code, to the extent applicable. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes the applicable Debtor or Reorganized Debtor, as applicable.

5. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended from time to time.

6. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

7. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court, each, as amended from time to time.

8. “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York.

9. “Cantor” means CF Principal Investments, LLC or CFV Investments, LLC, and/or any Affiliates thereof.

10. “Cash” or “$” means cash in legal tender of the United States of America and cash equivalents, including bank deposits, checks, and other similar items.

11. “Cash Collateral” has the meaning ascribed to such term in section 363(a) of the Bankruptcy Code.

12. “Cause of Action” or “Causes of Action” shall refer to any action, claim, cross-claim, third-party claim, cause of action, controversy, dispute, demand, right, lien, indemnity, contribution, guaranty, suit, obligation, liability, loss, debt, fee or expense, damage, interest, judgment, cost, account, defense, remedy, offset, power, privilege, proceeding, license, and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively (including any alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including under any state or federal securities laws). For the avoidance of doubt, Cause of Action also includes: (i) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (ii) the right to object to Claims or Interests; (iii) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (iv) any claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (v) any state law fraudulent transfer claim.

13. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

14. “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

15. “Claims and Balloting Agent” means Kroll Restructuring Administration LLC, the notice, claims, and solicitation agent retained by the Debtors in the Chapter 11 Cases.

16. “Claims Register” means the official register of Claims and Interests maintained by the Claims and Balloting Agent.

17. “Class” means a class of Claims or Interests as set forth in Article III of the Prepackaged Plan pursuant to section 1122(a) of the Bankruptcy Code.

18. “CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

19. “Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases.

20. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

21. “Confirmation Hearing” means the hearing to be held by the Bankruptcy Court on confirmation of the Prepackaged Plan and the adequacy of the Disclosure Statement, as such hearing may be continued from time to time.

22. “Confirmation Order” means the order of the Bankruptcy Court confirming the Prepackaged Plan pursuant to, inter alia, section 1129 of the Bankruptcy Code and approving the Disclosure Statement as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code.

23. “Consenting Creditors” has the meaning set forth in the Restructuring Support Agreement.

24. “Consenting Non-Debtor Guarantors” has the meaning set forth in the Restructuring Support Agreement.

25. “Consenting Creditors Advisors” means (a) Gibson, Dunn & Crutcher LLP; (b) Sidley Austin LLP; and (c) Young Conaway Stargatt & Taylor, LLP, as Delaware local counsel, and any other professional advisor engaged by the forgoing, in their capacity as advisors to the Consenting Creditors.

26. “Consummation” means the occurrence of the Effective Date.

27. “Cure” means all amounts, including an amount of $0.00, required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

28. “D&O Liability Insurance Policies” means all insurance policies of any of the Debtors for directors’, managers’, and officers’ liability existing as of the Petition Date (including any “tail policy”) and all agreements, documents, or instruments relating thereto.

29. “Debtors” means, collectively, View, Inc.; View Operating Corporation; and Iotium, Inc.

30. “Debtor Release” means the release set forth in Article VIII.C of the Prepackaged Plan.

31. “Definitive Documents” means the documents listed in Section 3 of the Restructuring Support Agreement, as modified, amended, or supplemented from time to time, in accordance with the Restructuring Support Agreement and Article I.I herein.

32. “Delaware Class Action Plaintiffs” means the plaintiffs in the action titled Siseles and Uvaydov v. Lutnick, et al. (Case No. 2023-1152-JTL, Del. Ch.).

33. “DIP Agent” means the administrative agent, collateral agent, or similar Entity under the DIP Facility.

34. “DIP Claims” means any and all Claims arising under, derived from, or based upon the DIP Facility and the DIP Loans, which DIP Claims shall have the priorities set forth in the DIP Facility Term Sheet and/or the DIP Credit Agreement, as applicable, and the DIP Orders.

35. “DIP Credit Agreement” means, if applicable, the debtor in possession credit agreement to govern the DIP Facility among, Parent as borrower, the Debtor guarantors as party thereto, and the lender parties thereto, as may be amended, amended and restated, supplemented, or modified from time to time.

36. “DIP Facility” means the senior secured debtor in possession financing facility for the DIP Loans, in the aggregate principal amount of $17.5 million, entered into on the terms and conditions set forth in the DIP Facility Documents.

37. “DIP Facility Documents” means any documents governing the DIP Facility that are entered into in accordance with the DIP Facility Term Sheet (or DIP Credit Agreement, as applicable), and the DIP Orders, and any amendments, modifications, and supplements thereto, and together with any related notes, certificates, agreements, security agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection therewith.

38. “DIP Facility Term Sheet” means the DIP Loan Term Sheet attached as Exhibit D to the Restructuring Support Agreement and the DIP Orders; provided, that following entry of each DIP Order by the Bankruptcy Court, the version attached to the applicable DIP Order shall control.

39. “DIP Lender” has the meaning set forth in the DIP Facility Term Sheet (or DIP Credit Agreement, as applicable).

40. “DIP Loans” means the loans provided under the DIP Facility.

41. “DIP Orders” means, together, the Interim DIP Order and the Final DIP Order.

42. “Disbursing Agent” means, as applicable, the Debtors, the Reorganized Debtors, or such other Entity or Entities selected by the Debtors or the Reorganized Debtors, as applicable, in each case, with the consent of the Required Consenting Creditors, to make or facilitate distributions pursuant to the Prepackaged Plan; provided that all non-Cash distributions on account of DIP Claims, Prepetition Term Loan Claims, or Prepetition Convertible Notes Claims shall be made pursuant to: (a) the distribution of the New Common Interests, including the Tranche C Commitment Equity, as set forth in Article IV.H of the Prepackaged Plan and (b) entry into the New Exit Facility Credit Agreement in accordance with the New Exit Facility Documents and Article IV.J of the Prepackaged Plan, provided further, that all distributions on account of the Prepetition Convertible Notes Claims may be made to, or at the direction of, the Prepetition Convertible Notes Claims, for distribution in accordance with the Prepackaged Plan following the procedures specified in the Prepetition Convertible Notes Documents.

43. “Disclosure Statement” means the related disclosure statement in respect of the Prepackaged Plan, including all exhibits and schedules thereto, as approved or ratified by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code, a copy of which is attached to the Restructuring Support Agreement as Exhibit E.

44. “Disputed” means, as to a Claim or an Interest, any Claim or Interest: (a) that is not Allowed; (b) that is not disallowed by the Prepackaged Plan, the Bankruptcy Code, or a Final Order, as applicable; (c) as to which a dispute is being adjudicated by a court of competent jurisdiction in accordance with non-bankruptcy Law; (d) that is Filed in the Bankruptcy Court and not withdrawn, as to which a timely objection or request for estimation has been Filed; and (e) with respect to which a party in interest has Filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court.

45. “Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Debtors or the Reorganized Debtors, on or after the Effective Date, with the first such date occurring on or as soon as is reasonably practicable after the Effective Date, upon which the Disbursing Agent shall make distributions to Holders of Allowed Claims and Interests entitled to receive distributions under the Prepackaged Plan.

46. “Distribution Record Date” means the record date for purposes of making distributions under the Prepackaged Plan on account of Allowed Claims and Interests except with respect to public securities, which date shall be on or as soon as is reasonably practicable after the Effective Date, subject to the consent of the Required Consenting Creditors, and except with respect to the Prepetition Convertible Notes, the Holders of which shall receive a distribution in accordance with Article VI of the Prepackaged Plan.

47. “DTC” means The Depository Trust Company.

48. “Effective Date” means, as to the applicable Debtor, the date that is the first Business Day on which (a) no stay of the Confirmation Order is in effect and (b) all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Prepackaged Plan have been satisfied or waived in accordance with Article IX.B of the Prepackaged Plan. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter, subject to the consent of the Required Consenting Creditors.

49. “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code, including “person” (as defined in section 101(41) of the Bankruptcy Code) and “governmental unit” (as defined in section 101(27) of the Bankruptcy Code).

50. “Estate” means as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code upon the commencement of such Debtor’s Chapter 11 Case.

51. “Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. § 78a, et seq., as amended from time to time.

52. “Exculpated Parties” means collectively, and in each case in its capacity as such, to the fullest extent permissible pursuant to applicable law, including section 1125(e) of the Bankruptcy Code: (a) the Debtors and the Debtors’ current and former directors and officers; (b) any statutory committee appointed in the Chapter 11 Cases and the members thereof (solely in their capacities as such), (c) the Estate professionals, and, with respect to each of the foregoing Persons in clauses (a) and (b), solely to the extent they are or have been Estate fiduciaries; provided that notwithstanding the foregoing, neither Vidul Prakash nor Saurabh Agarwal shall be an Exculpated Party.

53. “Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

54. “Existing Equity Interests” means any Interests in Parent, including (a) shares of the class of common stock of Parent, which is traded and quoted on Nasdaq under the symbol “VIEW,” that existed immediately prior to the Effective Date; (b) warrants for the purchase of common stock of Parent, including those traded and quoted on Nasdaq under the symbol

“VIEWW,” that existed immediately prior to the Effective Date; (c) any restricted stock units of Parent, whether vested or unvested and those that vest upon a “change of control” transaction; (d) the exercise of any stock options in Parent in accordance with their terms prior to the Effective Date; (e) and any Subordinated Interests.

55. “Exit Lenders” has the meaning set forth in the New Exit Facility Term Sheet.

56. “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.

57. “File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

58. “Final DIP Order” means any order approving the DIP Facility and related relief on a final basis.

59. “Final Order” means an order or judgment of the Bankruptcy Court, or court of competent jurisdiction with respect to the subject matter that has not been reversed, stayed, modified, or amended, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing will have been denied, resulted in no stay pending appeal of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order will not preclude such order from being a Final Order.

60. “General Unsecured Claim” means any Claim against any of the Debtors that is not (a) paid in full prior to the Effective Date pursuant to an order of the Bankruptcy Court, (b) an Administrative Claim, (c) a DIP Claim, (d) a Secured Claim, (e) an Other Secured Claim, (f) a Priority Tax Claim, (g) an Other Priority Claim, (h) a Prepetition MDA Loan Claim, (i) a Prepetition Term Loan Claim, (j) a Prepetition Convertible Notes Claim, (k) an Intercompany Claim, or (l) a Subordinated Interest.

61. “Governance Term Sheet” means the term sheet attached to the Governance Term Sheet attached as Exhibit F to the Restructuring Support Agreement.

62. “Governing Body” means, in each case in its capacity as such, the board of directors, board of managers, manager, general partner, special committee, or such similar governing body of any of the Debtors or the Reorganized Debtors, as applicable.

63. “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

64. “Holder” means an Entity holding a Claim against or an Interest in a Debtor, as applicable.

65. “Impaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

66. “Intercompany Claim” means any Claim against a Debtor or an Affiliate of a Debtor held by another Debtor or an Affiliate of a Debtor.

67. “Intercompany Interest” means an Interest in a Debtor held by another Debtor.

68. “Interest” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement), including the Existing Equity Interests.

69. “Interim DIP Order” means one or more orders entered on an interim basis approving the DIP Facility and the DIP Facility Documents and authorizing the Debtors’ use of Cash Collateral.

70. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as amended from time to time.

71. “Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

72. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

73. “Mehedi Action” means the class action proceeding captioned as Mehedi v. View, Inc. f/k/a CF Finance Acquisition Corp. II, et al. (No. 5:21-cv-06374, N.D. Cal.).

74. “Mehedi Action Plaintiffs” means Lead Plaintiff Stadium Capital LLC, Plaintiff David Sherman, and all members of the putative class in the class action proceeding captioned as Mehedi v. View, Inc. f/k/a CF Finance Acquisition Corp. II, et al. (No. 5:21-cv-06374, N.D. Cal.), each as defined therein, including to the extent such terms may be amended or modified.

75. “Nasdaq” means Nasdaq Stock Market, together with any successors thereto.

76. “New Board” means the board of directors or members of the applicable Governing Bodies of the Reorganized Debtors, in accordance with the Governance Term Sheet.

77. “New Common Interests” depending on the transaction structure, new common interests in New TopCo to be issued on the Effective Date or as otherwise permitted pursuant to the New Corporate Governance Documents.

78. “New Corporate Governance Documents” refers to the documents providing for the corporate governance of the Reorganized Debtors, including the Governance Term Sheet, the New LLC Agreement, and other charters, bylaws, operating agreements, or other organizational documents or stockholders’ agreements, as applicable, which shall be consistent with the Restructuring Support Agreement (including the Governance Term Sheet), the Prepackaged Plan, and section 1123(a)(6) of the Bankruptcy Code (as applicable).

79. “New Exit Facility” means that certain new exit facility to be entered into by certain of the Company Parties and the lenders party thereto on the Effective Date pursuant to the New Exit Facility Term Sheet.

80. “New Exit Facility Agent” means the agent under the New Exit Facility.

81. “New Exit Facility Credit Agreement” means the credit agreement governing the New Exit Facility, a copy of which will be filed in the Plan Supplement, which shall be in accordance with the New Exit Facility Term Sheet (including the New Exit Facility Commitment).

82. “New Exit Facility Documents” means, collectively, the New Exit Facility Term Sheet, the New Exit Facility Credit Agreement, and all other agreements, documents, and instruments evidencing or securing the New Exit Facility, to be delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, subordination agreements, commitment letters, term sheets, fee letters, and other security documents), each of which shall be consistent in all material respects with the Restructuring Support Agreement.

83. “New Exit Facility Non-Debtor Guarantees” means those certain secured guarantees on the New Exit Facility, to be provided by the Consenting Non-Debtor Guarantors as guarantors in favor of one or more of the Company Parties as obligor of the obligations under the New Exit Facility from and after the Effective Date, which guarantees and related liens and security interests (together with any amendments thereto) shall be in form and substance reasonably acceptable to the Consenting Non-Debtor Guarantors (which consent shall not be unreasonably withheld).

84. “New Exit Facility Term Sheet” means the term sheet attached as Exhibit E to the Restructuring Support Agreement.

85. “New LLC Agreement” means the limited liability company agreement governing the New Common Interests for the Reorganized Debtors.

86. “New TopCo” means, depending on the transaction structure, Reorganized Parent or a newly formed holding company holding 100 percent of the equity interest in Reorganized Parent, in accordance with the Prepackaged Plan, the Governance Term Sheet, and the Restructuring Transactions Memorandum, each as applicable.

87. “Other Priority Claim” means any unsecured Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

88. “Other Secured Claim” means any Secured Claim other than a Prepetition Term Loan Claim or Prepetition MDA Loan Claims.

89. “Parent” means View, Inc.

90. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

91. “Petition Date” means the date on which the Debtors commenced the Chapter 11 Cases.

92. “Plan Distribution” means a payment or distribution of consideration to Holders of Allowed Claims and Allowed Interests under the Prepackaged Plan.

93. “Plan Supplement” means the compilation of documents and forms of documents, term sheets, agreements, schedules, and exhibits to the Prepackaged Plan that, subject to the terms and conditions of this Agreement, an initial draft of which will be filed by the Debtors with the Bankruptcy Court prior to the Confirmation Hearing, and any additional documents filed prior to the Effective Date as amendments to the Plan Supplement. The Plan Supplement will include, without limitation, the following documents: the Restructuring Transaction Memorandum, the New Exit Facility Credit Agreement, the New LLC Agreement, the Schedule of Retained Causes of Action, the identity of the members of the New Board and any officers of the Reorganized Debtors, and the Schedule of Rejected Executory Contracts and Unexpired Leases.

94. “Prepackaged Plan” means this joint chapter 11 plan of reorganization, the Plan Supplement, and all exhibits and schedules annexed hereto or referenced herein, in each case, as may be amended, supplemented, or otherwise modified from time to time.

95. “Prepetition Convertible Notes” means the 6.00% Cash / 9.00% Convertible Senior PIK Toggle Notes due 2027 outstanding under the Prepetition Convertible Notes Indenture

96. “Prepetition Convertible Notes Claim” means any Claim for obligations arising under the Prepetition Convertible Notes Indenture, including any Claims in respect of all principal amounts outstanding, interest, fees, redemption premiums, expenses, costs and other charges arising thereunder or related thereto, including postpetition interest, as applicable.

97. “Prepetition Convertible Notes Documents” means the Prepetition Convertible Notes Indenture and all related agreements and documents, including, without limitation, any agreements executed by any of the Debtors or their Affiliates in connection with the Prepetition Convertible Notes Indentures, including the Prepetition Convertible Notes.

98. “Prepetition Convertible Notes Indenture” means that certain Indenture, dated as of October 26, 2022 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and among Parent, as issuer, and the Prepetition Convertible Notes Trustee.

99. “Prepetition Convertible Notes Trustee” means Wilmington Trust, National Association, in its capacity as trustee under the Prepetition Convertible Notes Indenture.

100. “Prepetition Convertible Notes Trustee Charging Lien” means any Lien or priority of payment to which the Prepetition Convertible Notes Trustee is entitled under the Prepetition Convertible Notes Indentures and/or the Prepetition Convertible Notes Documents, against distributions to be made to Holders of Prepetition Convertible Notes Claim, for any payment of any Prepetition Convertible Notes Indenture Trustee Fees.

101. “Prepetition Convertible Notes Trustee Fees” means all reasonable compensation, costs, advances, fees, expenses, disbursements, and claims for indemnity, subrogation, and contribution, including, without limitation, reasonable and documented attorneys’ and agents’ fees, expenses, and disbursements, incurred by or owed to the Prepetition Convertible Notes Trustee, solely to the extent payable under the Prepetition Convertible Notes Documents, whether before or after the Petition Date and the Effective Date.

102. “Prepetition Credit Agreement” means that certain credit agreement, dated as of October 16, 2023 (as amended, modified, or otherwise supplemented from time to time) by and among Parent, as borrower, the Prepetition Term Loan Agent, as agent, and the Prepetition Term Loan Lenders thereunder.

103. “Prepetition MDA Loan” means loans under that certain Amended and Restated Loan Agreement, dated as of October 20, 2020, between Parent and the Mississippi Developmental Authority.

104. “Prepetition MDA Loan Claims” means any Claim for obligations arising under the Prepetition MDA Loan, including any Claims in respect of all principal amounts outstanding, interest, fees, redemption premiums, expenses, costs and other charges arising thereunder or related thereto, including postpetition interest, as applicable.

105. “Prepetition Term Loan Agent” means Cantor Fitzgerald Securities, in its capacity as administrative and collateral agent under the Prepetition Credit Agreement.

106. “Prepetition Term Loan Claims” means any Claim for obligations arising under the Prepetition Credit Agreement, including any Claims in respect of all principal amounts outstanding, interest, fees, makewholes, prepayment premiums, redemption premiums, expenses, costs and other charges arising thereunder or related thereto, including postpetition interest, as applicable.

107. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

108. “Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class, unless otherwise indicated.

109. “Professional” means an Entity: (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

110. “Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses that the Professionals estimate they have incurred or will incur in rendering services to the Debtors as set forth in Article II.C of the Prepackaged Plan.

111. “Professional Fee Claim” means a Claim by a Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

112. “Professional Fee Account” means an account to be funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount.

113. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

114. “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall be left Unimpaired under the Prepackaged Plan, and that the holder’s legal, equitable, and contractual rights on account of such Claim or Interest shall remain unaltered by Consummation in accordance with section 1124(1) of the Bankruptcy Code.

115. “Rejected Executory Contracts and Unexpired Leases Schedule” means a schedule of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Prepackaged Plan, which schedule shall be included in the Plan Supplement, as the same may be amended, modified, or supplemented from time to time.

116. “Related Party” means, collectively, current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, participants, successors, assigns, subsidiaries, affiliates, managed accounts or funds, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, heirs, executors, and assigns, and other professionals, in each case solely in their capacities as such; provided that, notwithstanding the foregoing, neither Vidul Prakash and Saurabh Agarwal shall not be considered a Related Party or a Released Party.

117. “Released Parties” means, collectively, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) the Agents/Trustees; (d) the Consenting Creditors; (e) the DIP Lenders; (f) the DIP Agent; (g) each current and former Affiliate of each Entity in the foregoing clause (a) through (f); and (h) each Related Party of each Entity in clause (a) through (g); provided that any Holder of a Claim or Interest that affirmatively opts out of the releases provided by the Prepackaged Plan by checking the box on the applicable ballot or Notice of Non-Voting Status indicating that they opt not to grant the releases provided in the Prepackaged Plan shall not be a “Released Party”; and provided, further, that (i) Vidul Prakash and (ii) Saurabh Agarwal shall not be a “Released Party.”

118. “Releasing Parties” means, collectively, and in each case in its capacity as such: (a) the Agents/Trustees; (b) the Consenting Creditors; (c) the DIP Lenders; (d) the DIP Agent; (e) the Delaware Class Action Plaintiffs; (f) all Holders of Claims that vote to accept the Prepackaged Plan; (g) all Holders of Claims or Interests that are presumed to accept the Prepackaged Plan who do not affirmatively opt out of the releases provided by Article VIII.D of the Prepackaged Plan by checking the box on the applicable Notice of Non-Voting Status indicating that they opt not to grant the releases provided by Article VIII.D of the Prepackaged Plan; (h) all Holders of Claims or Interests that abstain from voting on the Prepackaged Plan and who do not affirmatively opt out of the releases provided by Article VIII.D of the Prepackaged Plan by checking the box on the applicable ballot indicating that they opt not to grant the releases provided in the Prepackaged Plan; (i) all other Holders of Claims or Interests that vote to reject the Prepackaged Plan or are deemed to reject the Prepackaged Plan and who do not affirmatively opt out of the releases provided by Article VIII.D of the Prepackaged Plan by checking the box on the applicable ballot or Notice of Non-Voting Status, as applicable, indicating that they opt not to grant the releases provided by Article VIII.D of the Prepackaged Plan; (j) each current and former Affiliate of each Entity in the foregoing clause (a) through (i); and (k) each Related Party of each Entity in clause (a) through this clause (k), provided with respect to (k) hereof, a Related Party is only a Releasing Party with respect to claims that it could have properly asserted on behalf of the Entities identified in (a) through (j) hereof; and provided further that, for the avoidance of doubt, the Mehedi Action Plaintiffs are not Releasing Parties.

119. “Reorganized Debtors” means collectively, New TopCo and/or Reorganized Parent and each other Debtor, any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

120. “Reorganized Parent” means Parent, as reorganized on the Effective Date in accordance with the Prepackaged Plan, the Governance Term Sheet, and the Restructuring Transactions Memorandum, each as applicable.

121. “Required Consenting Creditors” means, collectively, Cantor and RXR.

122. “Restructuring Expenses” means the prepetition and postpetition reasonable and documented fees and expenses of the Consenting Creditors Advisors, not previously paid by the Debtors, in each case, in accordance with the engagement letters of such professionals, the DIP Orders, the Restructuring Support Agreement, and which, without further order of, or application to the Bankruptcy Court by such professionals, including, the requirement for the filing of retention applications, fee applications, or any applications in the Chapter 11 Cases, shall be Allowed as an Administrative Claim upon incurrence and shall not be subject to any offset, defense, counter-claim, reduction, or credit.

123. “Restructuring Support Agreement” means that certain restructuring support agreement, including all attachments thereto, to which the Debtors are a party, a copy of which is attached to this Prepackaged Plan as Exhibit A.

124. “Restructuring Transactions” means any transaction and any actions as may be necessary or appropriate to effect a restructuring of the Debtors’ respective businesses or a corporate restructuring of the overall corporate structure of the Debtors on the terms set forth in this Prepackaged Plan, the issuance of all securities, notes, instruments, agreements, certificates, and other documents required to be issued or executed pursuant to the Prepackaged Plan, one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions, as described in Article IV.B of the Prepackaged Plan, in each case, in form and substance consistent with the terms of the Restructuring Support Agreement and the consent rights contained therein.

125. “Restructuring Transaction Memorandum” means the document setting forth the sequence of certain Restructuring Transactions, as the same may be modified or supplemented from time to time.

126. “RXR” means RXR FP GP LLC.

127. “RXR Lender” means RXR, RXR FP Investor LP, RXR FP Investor II LP, RXR FP Investor III LP, RXR FP Investor IV LP, and/or the foregoing parties’ Affiliates.

128. “Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Prepackaged Plan, as the same may be amended, modified, or supplemented from time to time.

129. “SEC” means the United States Securities and Exchange Commission.

130. “Section 1125(e) Exculpation Parties” means, collectively, and in each case in its capacity as such: (a) each of the Exculpated Parties; (b) the current and former directors and officers of any of the Debtors; (c) each Consenting Creditor; (d) each DIP Lender; (e) each Exit Lender; (f) each Agent/Trustee; and (g) with respect to each of the foregoing parties, the Related Parties thereof; provided that notwithstanding the foregoing, neither Vidul Prakash nor Saurabh Agarwal shall be a Section 1125(e) Exculpation Party.

131. “Secured Claim” means a Claim: (a) secured by a valid, perfected, and enforceable Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code to the extent of the amount subject to setoff.

132. “Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar Law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

133. “Security” means any security, as defined in section 2(a)(1) of the Securities Act or section 101(49) of the Bankruptcy Code.

134. “Solicitation Materials” means the solicitation materials provided by the Claims and Balloting Agent to the parties entitled to vote to accept or reject the Prepackaged Plan.

135. “Solicitation Procedures Motion” means the motion Filed by the Debtors seeking, among other things, entry of an order approving the solicitation procedures, conditional approval of Disclosure Statement, and scheduling the Confirmation Hearing to consider final approval of the Disclosure Statement and a hearing to consider Confirmation of the Prepackaged Plan.

136. “Subordinated Interest” means any Claim against any Debtor subject to subordination under section 510(b) of the Bankruptcy Code, whether by operation of law or contract. For the avoidance of doubt, Subordinated Interests include any Claims against any Debtor asserted by the plaintiffs in the following lawsuits: (a) the Mehedi Action, (b) Jacobson v. Mulpuri, et al. (No. 1:21CV01719, D. Del.); (c) Damidi v. Mulpuri, et al. (No. 1:22CV00675, D. Del.); (d) Monteleone v. Mulpuri, et al. (No. 1:22-cv-00980, D. Del.); and (e) Roberts v. Mulpuri, et al. (No. 5:23-cv-02248, N.D. Cal.); and (f) Siseles and Uvaydov v. Lutnick, et al., (Case No. 2023-1152-JTL, Del. Ch.).

137. “Tranche C Commitment” has the meaning provided in the New Exit Facility Term Sheet.

138. “Tranche C Commitment Date” means the date that is thirty (60) days following the Petition Date.

139. “Tranche C Commitment Parties” means the Exit Lenders providing the Tranche C Commitment.

140. “Tranche C Commitment Equity” means 35.8 percent of the outstanding New Common Interests on a fully diluted basis as of the Effective Date. For the avoidance of doubt, the Tranche C Commitment Equity shall not dilute the 54.2 percent of New Common Interests issued to the Holders of Allowed Prepetition Term Loans on the Plan Effective Date or the 10 percent of New Common Interests provided to the Holders of Allowed Prepetition Convertible Notes Claims.

141. “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

142. “Unimpaired” means with respect to a Claim, Interest, or Class of Claims or Interests, not “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

143. “Unsecured Claim” means any Claim that is not a Secured Claim.

B.	Rules of Interpretation.

For purposes of this Prepackaged Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; provided that nothing in this clause (2) shall affect any parties’ consent rights over any of the Definitive Documents or any amendments thereto, as provided for in the Restructuring Support Agreement; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented in accordance with the Prepackaged Plan or Confirmation Order, as applicable;

(4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Prepackaged Plan in its entirety rather than to a particular portion of the Prepackaged Plan; (8) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document entered into in connection with the Prepackaged Plan, the rights and obligations arising pursuant to the Prepackaged Plan shall be governed by, and construed and enforced in accordance with the applicable federal Law, including the Bankruptcy Code and Bankruptcy Rules; (9) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Prepackaged Plan; (10) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (11) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (12) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (13) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (14) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (15) references to “Proofs of Claim,” “holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “holders of Interests,” “Disputed Interests,” and the like, as applicable; (16) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Prepackaged Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; and (17) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail.

C.	Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Prepackaged Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

D.	Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated herein, the laws of the State of Delaware, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control);

provided that corporate or limited liability company governance matters relating to the Debtors, as applicable, not incorporated or formed (as applicable) in the State of Delaware shall be governed by the laws of the state of incorporation or formation (as applicable) of the applicable Debtor.

E.	Reference to Monetary Figures.

All references in the Prepackaged Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Reference to the Debtors or the Reorganized Debtors.

Except as otherwise specifically provided in the Prepackaged Plan to the contrary, references in the Prepackaged Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Nonconsolidated Prepackaged Plan.

Although for purposes of administrative convenience and efficiency this Prepackaged Plan has been filed as a joint plan for each of the Debtors and presents together Classes of Claims against and Interests in the Debtors, the Prepackaged Plan does not provide for the substantive consolidation of any of the Debtors.

H.	Controlling Document.

In the event of an inconsistency between the Prepackaged Plan, on the one hand, and (i) the Disclosure Statement or (ii) the Plan Supplement, on the other, the terms of the Prepackaged Plan shall control in all respects. In the event of an inconsistency between the Confirmation Order and the Prepackaged Plan, the Disclosure Statement, or the Plan Supplement, the Confirmation Order shall control.

I.	Consultation, Information, Notice, and Consent Rights.

Notwithstanding anything herein to the contrary, any and all consultation, information, notice, and consent rights of the parties to the Restructuring Support Agreement set forth in the Restructuring Support Agreement (including the exhibits thereto) with respect to the form and substance of this Prepackaged Plan, all exhibits to the Prepackaged Plan, and the Plan Supplement, and all other Definitive Documents, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I.A hereof) and fully enforceable as if stated in full herein.

Failure to reference the rights referred to in the immediately preceding paragraph as such rights relate to any document referenced in the Restructuring Support Agreement shall not impair such rights and obligations.

Solely with respect to any consultation, information, notice, or consent rights in the Prepackaged Plan, in the event of any inconsistency between the Prepackaged Plan and the Restructuring Support Agreement, the terms of the Restructuring Support Agreement shall control.

ARTICLE II.

ADMINISTRATIVE CLAIMS, DIP CLAIMS, PRIORITY

CLAIMS, AND RESTRUCTURING EXPENSES

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, Restructuring Expenses, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.	Administrative Claims.

Subject to the provisions of sections 328, 330(a), and 331 of the Bankruptcy Code, unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, or otherwise provided for under the Prepackaged Plan or the Restructuring Support Agreement, each Holder of an Allowed Administrative Claim (other than holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than thirty (30) days after the date on which an order allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the holders of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such holder and the Debtors or the Reorganized Debtors, as applicable, and in each case, with the consent of the Required Consenting Creditors; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

B.	DIP Claims.

On the Effective Date, in full and final satisfaction of all Allowed DIP Claims, including, for the avoidance of doubt, all Claims in respect of the outstanding principal amount of DIP Loans and any accrued but unpaid interest thereon, shall, except to the extent that a holder of an Allowed DIP Claim agrees to a less favorable treatment, at the option of the Required Consenting Creditors (with consent of the Debtors or the Reorganized Debtors), (i) receive payment in full in Cash, or (ii) be rolled into the New Exit Facility.

C.	Professional Fee Claims.

1. Final Fee Applications and Payment of Professional Fee Claims.

All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than thirty (30) days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows from the Professional Fee Account, which the Debtors or the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on or prior to the Effective Date.

2. Professional Fee Account.

As soon as practicable after the Confirmation Date and not later than the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall, in consultation with the Required Consenting Creditors, establish and fund the Professional Fee Account with Cash equal to the Professional Fee Amount. The Professional Fee Account shall be maintained in trust for the Professionals in the Delaware attorney trust account of Cole Schotz P.C. Except as provided herein, such funds shall not be considered property of the Debtors’ Estates. The Professional Fee Account shall be maintained solely for the Professionals. The amount of Allowed Professional Fee Claims shall be paid in Cash to the Professionals by the Reorganized Debtors from the Professional Fee Account as soon as reasonably practicable after such Professional Fee Claims are Allowed. When such Allowed Professional Fee Claims have been paid in full, any remaining amount in the Professional Fee Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Bankruptcy Court.

3. Professional Fee Amount.

Professionals shall reasonably estimate their unpaid Professional Fee Claims in consultation with the Required Consenting Creditors and shall deliver such estimates to the Debtors no later than five (5) days before the Effective Date; provided that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of each Professional’s final request for payment in the Chapter 11 Cases. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors shall estimate the unpaid and unbilled fees and expenses of such Professional in consultation with the Required Consenting Creditors.

4. Post-Confirmation Fees and Expenses.

Except as otherwise specifically provided in the Prepackaged Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Prepackaged Plan and Consummation incurred by the Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

D.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

E.	Payment of Restructuring Expenses.

The Restructuring Expenses and the outstanding reasonable and documented fees and expenses of the Agents/Trustees (including, for the avoidance of doubt, the Prepetition Convertible Notes Trustee Fees) incurred, or estimated to be incurred, up to and including the Effective Date, shall be paid in full in Cash on the Effective Date(to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the Restructuring Support Agreement, any applicable engagement letter(s), and any DIP Orders, as applicable, without any requirement to file a fee application with the Bankruptcy Court, without the need for itemized time detail, or without any requirement for Bankruptcy Court review or approval. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least two (2) Business Days before the anticipated Effective Date; provided that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses. In addition, the Debtors, the Reorganized Debtors shall continue to pay pre- and post-Effective Date, when due Restructuring Expenses related to implementation, consummation, and defense of the Prepackaged Plan, whether incurred before, on, or after the Effective Date, without any requirement for Bankruptcy Court review or approval.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests.

This Prepackaged Plan constitutes a separate Prepackaged Plan proposed by each Debtor. Except for the Claims addressed in Article II hereof, all Claims and Interests are classified in the Classes set forth below in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest, or any portion thereof, is classified in a particular Class only to the extent that any portion of such Claim or Interest fits within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest fits within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Prepackaged Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The classification of Claims and Interests against the Debtors pursuant to the Prepackaged Plan is as follows:

Class	Type of Claim or Interest	Impairment	Entitled to Vote
Class 1	Other Secured Claims	Unimpaired	No (Presumed to accept)
Class 2	Other Priority Claims	Unimpaired	No (Presumed to accept)
Class 3	Prepetition MDA Loan Claims	Unimpaired	No (Presumed to accept)
Class 4	Prepetition Term Loan Claims	Impaired	Yes
Class 5	Prepetition Convertible Notes Claims	Impaired	Yes
Class 6	General Unsecured Claims	Unimpaired	No (Presumed to accept)
Class 7	Intercompany Claims	Impaired/Unimpaired	No (Presumed to accept or deemed to reject)
Class 8	Existing Equity Interests	Impaired	No (Deemed to reject)
Class 9	Intercompany Interests	Impaired/Unimpaired	No (Presumed to accept or deemed to reject)

B.	Treatment of Claims and Interests.

Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Prepackaged Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Debtors or the Reorganized Debtors, as applicable, and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.

1.	Class 1 – Other Secured Claims

(a)	Classification: Class 1 consists of all Other Secured Claims.

(b)

Treatment: Except to the extent that a holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction of such Allowed Other Secured Claim, at the option of the Debtors or the Reorganized Debtors (with consent of the Required Consenting Creditors), one of the following treatments shall be provided to each Holder of an Allowed Other Secured Claim secured by a valid lien:

(i)	payment in full in Cash of its Allowed Other Secured Claim;

(ii)	retain its lien on its collateral until either such Holder receives the Cash set forth in Section 1(b)(i) or such Holder’s collateral is abandoned to it;

(iii)	Reinstatement of its Allowed Other Secured Claim; or

(iv)	such other treatment that renders its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)

Voting: Class 1 is Unimpaired under the Prepackaged Plan. Holders of Other Secured Claims are conclusively presumed to have accepted the Prepackaged Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Prepackaged Plan. For the avoidance of doubt, any portion of any Other Secured Claim that is not secured by collateral or the proceeds thereof shall constitute a General Unsecured Claim to the extent it is Allowed.

2.	Class 2 – Other Priority Claims

(a)	Classification: Class 2 consists of all Other Priority Claims.

(b)

Treatment: The legal, equitable, and contractual rights of the holders of Allowed Other Priority Claims are unaltered by the Prepackaged Plan. Each Holder of an Allowed Other Priority Claim shall receive payment in full in Cash, in an amount equal to such Allowed Other Priority Claim, without interest, on or as soon as practicable after the latest to occur of (i) the Effective Date; (ii) the first Business Day after the date that is ten (10) Business Days after the date such Claim becomes an Allowed Other Priority Claim; and (iii) the date or dates agreed to by the Reorganized Debtors and the Holder of the Allowed Priority Claim.

(c)

Voting: Class 2 is Unimpaired under the Prepackaged Plan. Holders of Other Priority Claims are conclusively presumed to have accepted the Prepackaged Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Prepackaged Plan.

3.	Class 3 – Prepetition MDA Loan Claims

(a)	Classification: Class 3 consists of all Prepetition MDA Loan Claims.

(b)	Treatment: Except to the extent that a Holder agrees to less favorable treatment, the Allowed Prepetition MDA Loan Claims shall be Reinstated pursuant to the Prepackaged Plan

(c)

Voting: Class 3 is Unimpaired under the Prepackaged Plan. Holders of Prepetition MDA Loan Claims are conclusively presumed to have accepted the Prepackaged Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Prepackaged Plan.

4.	Class 4 – Prepetition Term Loan Claims

(a)	Classification: Class 4 consists of all Prepetition Term Loan Claims.

(b)

Allowance: Class 4 Prepetition Term Loan Claims shall be deemed Allowed in the aggregate amount of $52,108,298.86, plus all interest, fees, expenses, makewholes, prepayment premiums, costs and other charges due under the Prepetition Credit Documents and orders of the Bankruptcy Court, including DIP Orders, through and including the Effective Date.

(c)

Treatment: Each Holder of an Allowed Prepetition Term Loan Claim shall receive, in full and final satisfaction of such Allowed Prepetition Term Loan Claim, its Pro Rata share (subject to adjustment in accordance with the Intercreditor Agreement) of fifty-four and two-tenths percent (54.2%) of the total New Common Interests issued pursuant to the Prepackaged Plan on the Effective Date.

(d)	Voting: Class 4 is Impaired under the Prepackaged Plan. Holders of Prepetition Term Loan Claims are entitled to vote to accept or reject the Prepackaged Plan.

5.	Class 5 – Prepetition Convertible Notes Claims

(a)	Classification: Class 5 consists of all Prepetition Convertible Notes Claims.

(b)

Allowance: The Prepetition Convertible Notes Claims shall be deemed Allowed in the amount of $222,258,316.00, plus the Prepetition Convertible Notes Indenture Trustee Fees and all interest, makewholes, prepayment premiums, costs and other charges arising under or related to or provided under the terms of the Prepetition Convertible Notes Documents. The Prepetition Convertible Noteholder Claims shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (equitable or contractual or otherwise), counter-claim, defense, disallowance, impairment, objection or any challenges under applicable law or regulation except to the extent permitted pursuant to the Prepetition Convertible Notes Documents.

(c)

Treatment: Each Holder of an Allowed Prepetition Convertible Notes Claim shall receive, in full and final satisfaction of such Allowed Prepetition Convertible Notes Claim, and subject to the rights and terms of the Prepetition Convertible Notes Documents, its Pro Rata share (subject to adjustment in accordance with the Intercreditor Agreement) of ten percent (10%) of the total New Common Interests issued pursuant to the Prepackaged Plan on the Effective Date.

(d)	Voting: Class 5 is Impaired under the Prepackaged Plan. Holders of Prepetition Convertible Notes Claims are entitled to vote to accept or reject the Prepackaged Plan.

6.	Class 6 – General Unsecured Claims

(a)	Classification: Class 6 consists of all General Unsecured Claims.

(b)

Treatment: The legal, equitable, and contractual rights of the holders of Allowed General Unsecured Claims are unaltered by the Prepackaged Plan. Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to different treatment, on and after the Effective Date, the Debtors shall continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced.

(c)

Voting: Class 6 is Unimpaired under the Prepackaged Plan. Holders of General Unsecured Claims are conclusively presumed to have accepted the Prepackaged Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Prepackaged Plan.

7.	Class 7 – Intercompany Claims

(a)	Classification: Class 7 consists of all Intercompany Claims.

(b)

Treatment: All Intercompany Claims shall, at the option of the Reorganized Debtors (with consent of the Required Consenting Creditors), be: (i) Reinstated or (ii) extinguished, compromised, addressed, setoff, cancelled, or settled, potentially without any distribution on account of such Claims.

(c)

Voting: Holders of Allowed Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) or deemed to have rejected the Prepackaged Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Intercompany Claims are not entitled to vote to accept or reject the Prepackaged Plan.

8. Class 8 – Existing Equity Interests

(a)	Classification: Class 8 consists of all Existing Equity Interests.

(b)

Treatment: On the Effective Date, Existing Equity Interests (including all Subordinated Interests) will be cancelled, released, and extinguished and will be of no further force and effect and shall receive no recovery under the Prepackaged Plan.

(c)

Voting: Class 8 is conclusively deemed to have rejected the Prepackaged Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 8 is not entitled to vote to accept or reject the Prepackaged Plan.

9.	Class 9 – Intercompany Interests

(a)	Classification: Class 9 consists of all Intercompany Interests.

(b)

Treatment: All Intercompany Interests shall, at the option of the Reorganized Debtors (with consent of the Required Consenting Creditors), be: (i) Reinstated; or (ii) discharged, cancelled, released, and extinguished and of no further force or effect without any distribution on account of such Interests.

(c)

Voting: Holders of Allowed Intercompany Interests are conclusively presumed to have accepted the Prepackaged Plan pursuant to section 1126(f) or deemed to have rejected the Prepackaged Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Intercompany Interests are not entitled to vote to accept or reject the Prepackaged Plan.

C.	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Prepackaged Plan, nothing under the Prepackaged Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including, all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim. Unless otherwise Allowed, Claims that are Unimpaired shall remain Disputed Claims under the Prepackaged Plan.

Notwithstanding anything to the contrary in the Prepackaged Plan, Plan Supplement or Confirmation Order, until a Claim arising prior to the Effective Date in Plan Classes 1, 2, 3 and 6 (including cure claims related to the assumption of executory contracts and unexpired leases, but excluding claims for damages related to the rejection of executory contracts and unexpired leases), or which is an Administrative Claim or Priority Tax Claim (collectively, the “Unimpaired Claims”) has been (x) paid in full in accordance with applicable law, or on terms agreed to between the holder of such Claim and the Debtors or Reorganized Debtors, or in accordance with the terms and conditions of the particular transaction giving rise to such Claim or (y) otherwise satisfied or disposed of as determined by a court of competent jurisdiction: (a) the provisions of Prepackaged Plan in Article VIII.A (Discharge of Claims and Termination of Interests), Article VIII.D (Releases by the Releasing Parties), Article VIII.F (Injunction), and Article VIII.C (Releases by the Debtors), but only to the extent that such provision releases claims that could be asserted derivatively by the holder of such Claim, shall not apply or take effect with respect to such Claim, (b) such Claim shall not be deemed settled, satisfied, resolved, released, discharged, barred or enjoined, (c) the property of each of the Debtors’ Estates that vests in the applicable Reorganized Debtor pursuant to the Prepackaged Plan shall not be free and clear of such Claims, and (d) any Liens of Holders of Unimpaired Claims shall not be deemed released. Holders of Unimpaired Claims shall not be required to file a Proof of Claim with the Bankruptcy Court, except for claims for damages related to the rejection of executory contracts and unexpired releases (“Rejection Damages Claims”). Holders of Unimpaired Claims other than those holding Rejection Damages Claims shall not be subject to any claims resolution process in Bankruptcy Court in connection with their Claims and shall retain all their rights under applicable non-bankruptcy law to pursue their Claims against the Debtors or Reorganized Debtors or other Entity in any forum with jurisdiction over the parties. The Debtors and Reorganized Debtors shall retain all defenses, counterclaims, rights to setoff, and rights to recoupment as to Unimpaired Claims. If the Debtors or the Reorganized Debtors dispute any Unimpaired Claim, such dispute shall be determined, resolved, or adjudicated in the manner as if the Chapter 11 Cases had not been commenced, except with respect to Rejection Damages Claims, which shall be determined, resolved or adjudicated as set forth in Article V of the Prepackaged Plan. Notwithstanding the foregoing, any holder of a Claim that is not a Rejection Damages Claim who files a Proof of Claim shall be subject to the Article V of the Plan unless and until such holder withdraws such Proof of Claim.

D.	Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court in an amount greater than zero as of the date of the Confirmation Hearing shall be deemed eliminated from the Prepackaged Plan for purposes of voting to accept or reject the Prepackaged Plan and for purposes of determining acceptance or rejection of the Prepackaged Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Voting Classes, Presumed Acceptance by Non-Voting Classes.

If a Class contains Claims or Interests eligible to vote and no holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Prepackaged Plan, the holders of such Claims or Interests in such Class shall be deemed to have accepted the Prepackaged Plan.

F.	Intercompany Interests.

To the extent Reinstated under the Prepackaged Plan, distributions on account of Intercompany Interests are not being received by holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience and due to the importance of maintaining the prepetition corporate structure for the ultimate benefit of the holders of New Common Interests, and in exchange for the Debtors’ or Reorganized Debtors’, as applicable, agreement under the Prepackaged Plan to make certain distributions to the holders of Allowed Claims.

G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Prepackaged Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Prepackaged Plan. The Debtors reserve the right, subject to the prior consent of the Required Consenting Creditors to modify the Prepackaged Plan in accordance with Article X hereof and the Restructuring Support Agreement to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

H.	Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

I.	Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Prepackaged Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Any such contractual, legal, or equitable subordination rights shall be settled, compromised, and released pursuant to the Prepackaged Plan.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests.

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to sections 363 and 1123 of the Bankruptcy Code, and in consideration for the classification, distributions, releases, and other benefits provided under the Prepackaged Plan, upon the Effective Date, the provisions of the Prepackaged Plan shall constitute a good faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, or otherwise resolved pursuant to the Prepackaged Plan, whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise.

The Prepackaged Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, and controversies, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under sections 363 and 1123 of the Bankruptcy Code, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtors and their Estates. Subject to Article VI hereof, all distributions made to holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

B.	Restructuring Transactions.

On or before the Effective Date, the applicable Debtors or the Reorganized Debtors (and their respective officers, directors, members, or managers (as applicable)) shall enter into and shall take any actions as may be necessary or appropriate to effect the Restructuring Transactions, including as may be set forth in a Restructuring Transactions Memorandum (if applicable) and may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Prepackaged Plan and the Restructuring Support Agreement that are consistent with and pursuant to the terms and conditions of the Prepackaged Plan and the Restructuring Support Agreement (and without the need for any approvals, authorizations, or consents except for those expressly required pursuant to the Prepackaged Plan). These actions to implement the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Prepackaged Plan and the Restructuring Support Agreement and that satisfy the applicable requirements of applicable Law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Prepackaged Plan and the Restructuring Support Agreement and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial Law; (4) the issuance of the New Common Interests (including the Tranche C Commitment Equity); (5) the execution and delivery of the New Corporate Governance Documents, and any certificates or articles of incorporation, bylaws, or such applicable formation documents (if any) of each Reorganized Debtor, as applicable (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors and/or the Reorganized Debtors, as applicable); and (6) all other actions that the applicable Entities determine to be necessary, including making filings or recordings that may be required by applicable Law in connection with the Prepackaged Plan. All Holders of Claims and Interests receiving distributions pursuant to the Prepackaged Plan and all other necessary parties in interest, including any and all agents thereof, shall prepare, execute, and deliver any agreements or documents, including any subscription agreements, and take any other actions as the Debtors and the Required Consenting Creditors may jointly determine are necessary or advisable.

The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Prepackaged Plan.

On the Effective Date, the Reorganized Debtors, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring Transactions.

On the Effective Date, the New Board shall be established, and the Reorganized Debtors shall adopt their New Corporate Governance Documents. The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Prepackaged Plan as necessary to consummate the Prepackaged Plan. Cash payments to be made pursuant to the Prepackaged Plan will be made by the Debtors or Reorganized Debtors, as applicable. The Debtors and Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Debtors or Reorganized Debtors, as applicable, to satisfy their obligations under the Prepackaged Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Prepackaged Plan.

From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date agreement, shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing, subject to the New Corporate Governance Documents, as the Governing Bodies of the applicable Reorganized Debtors deem appropriate.

C.	Continued Corporate Existence.

Except as otherwise provided in the Prepackaged Plan or any agreement, instrument, or other document incorporated in the Prepackaged Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable Law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation and organizational documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation and organizational documents) are amended under the Prepackaged Plan or otherwise, in each case, consistent with the Prepackaged Plan, and to the extent such documents are amended in accordance therewith, such documents are deemed to be amended pursuant to the Prepackaged Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal Law). After the Effective Date, the respective certificate(s) of incorporation and bylaws (or other formation and organizational documents) of one or more of the Reorganized Debtors may be amended or modified on the terms therein without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. After the Effective Date, one or more of the Reorganized Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

D.	Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided in the Confirmation Order, the Prepackaged Plan, or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Prepackaged Plan or Plan Supplement, on the Effective Date, pursuant to sections 1141(b) and (c), all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Prepackaged Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Prepackaged Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

E.	Cancellation of Existing Securities and Agreements.

Except for the purpose of evidencing a right to a distribution under the Prepackaged Plan and except as otherwise set forth in the Prepackaged Plan or the Plan Supplement, on the Effective Date, all agreements, instruments, and other documents evidencing any Claim or Interest (other than Intercompany Interests that are not modified by the Prepackaged Plan) (including, for the avoidance of doubt, the Prepetition Convertible Notes Documents) (collectively, the “Cancelled Instruments”)and any rights of any holder in respect thereof (including, for the avoidance of doubt, in respect of any Subordinated Interest(s)) shall be deemed cancelled and of no force or effect without any need for further action or approval of the Bankruptcy Court or for a Holder to take further action, and the Agents/Trustees and Holders, as applicable, shall be discharged and released and shall not have any continuing duties or obligations thereunder and the obligations of the Debtors, and with respect to the Prepetition Convertible Notes Claims and the Prepetition Term Loan Claims, thereunder shall be deemed fully satisfied, released, and discharged; provided, that, for the avoidance of doubt, the foregoing shall not impact any Claims that are Unimpaired by the Prepackaged Plan. The holders of or parties to such Cancelled Instruments, Securities, and other documentation shall have no rights arising from or related to such Cancelled Instruments, Securities, or other documentation or the cancellation thereof, except the rights provided for pursuant to the Prepackaged Plan. Notwithstanding anything to the contrary herein, but subject to any applicable provisions of Article VI hereof, to the extent cancelled pursuant to this paragraph, the Cancelled Instruments shall continue in effect solely to the extent necessary to: (a) permit Holders of Claims or Interests under the Cancelled Instruments to receive and accept their respective Plan Distributions on account of such Claims or Interests, if any, subject to any applicable charging Liens; (b) permit the Disbursing Agent or other Agents/Trustees, as applicable, to make Plan Distributions on account of the Allowed Claims under the Cancelled Instruments, subject to any applicable charging Liens; (c) preserve any rights of each Agent/Trustee (on its own behalf or on behalf of any applicable Holder) thereunder, respectively, to maintain, exercise, and enforce any applicable rights of indemnity, reimbursement, or contribution, or subrogation or any other claim or entitlement; (d) preserve any rights of each Agent/Trustee (on its own behalf or on behalf of any applicable Holder) thereunder, respectively, to maintain, enforce, and exercise their respective liens, including any charging liens, as applicable, under the terms of the applicable agreements, or any related or ancillary document, instrument, agreement, or principle of law, against any money or property distributed or allocable on account of such Claims or Interests, as applicable; and (e) preserve the rights of each Agent/Trustee (on its own behalf or on behalf of any applicable Holder), to appear and be heard in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court, including, but not limited to, enforcing any obligations owed to any such Agent/Trustee (on its own behalf or on behalf of any applicable Holder), as applicable, under the Prepackaged Plan, the Plan Supplement, the Confirmation Order, or other document incorporated therein.

Except as provided in the Prepackaged Plan (including Article VI hereof), the Plan Supplement, or the Confirmation Order, or as may be necessary to effectuate the terms of the Prepackaged Plan, on the Effective Date, without any further action or approval of the Bankruptcy Court or any Holders, the Agents/Trustees and each Holder, and their respective agents, successors, and assigns, shall each be automatically and fully discharged and released of all of their duties and obligations associated with the Cancelled Instruments, as applicable; provided that any provisions of the Cancelled Instruments that by their terms survive their termination shall survive in accordance with their terms. All distributions made under the Prepackaged Plan or on account of the Allowed Claims of Holders of Prepetition Convertible Notes Claims may be made to or at the direction of the Prepetition Convertible Notes Indenture Trustee for further distribution to the Holders of Allowed Prepetition Convertible Notes Claims under the terms of the Prepetition Convertible Notes Documents, including those provisions relating to the surrender and cancellation of the Prepetition Convertible Notes, and the Debtors and/or Reorganized Debtors, as applicable, shall use commercially reasonable efforts to coordinate with the Unsecured Notes Indenture Trustee under the Prepetition Convertible Notes Indentures with respect to the surrender and cancellation of the Prepetition Convertible Notes at DTC (if any).

F.	Cancellation of Certain Existing Security Interests.

Upon the full payment or other satisfaction of an Allowed Secured Claim (including Allowed DIP Claims), or promptly thereafter, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any Cash Collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any Holder of an Allowed Secured Claim (including Allowed DIP Claims) that has been satisfied or discharged in full pursuant to the Prepackaged Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Allowed Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtors or the Reorganized Debtors that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.

G.	Sources of Consideration for Plan Distributions.

The Debtors or the Reorganized Debtors, as applicable, shall fund distributions under the Prepackaged Plan with the (i) Debtors’ Cash on hand, (ii) Cash generated from operations, (iii) funds from the DIP Facility, and (iv) funds from the New Exit Facility.

H.	New Common Interests.

The issuance of the New Common Interests (including the Tranche C Commitment Equity) shall be hereby authorized without the need for any further corporate action or without any further action by the holders of Claims or Interests. The Reorganized Debtors shall be authorized to cause to be issued a certain number of shares, units or equity interests (as the case may be based on how the New Common Interests is denominated and the identity of the entity issuing such shares, units, or equity interests) of New Common Interests required to be issued under the Prepackaged Plan and pursuant to their New Corporate Governance Documents. On the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall issue or enter into all Securities, notes, instruments, certificates, and other documents required to be issued or entered into pursuant to the Prepackaged Plan. The New Corporate Governance Documents shall be effective as of the Effective Date and, as of such date, shall be deemed to be valid, binding, and enforceable in accordance with its terms.

All of the shares, units, or equity interests (as the case may be based on how the New Common Interests is denominated) of New Common Interests (including the Tranche C Commitment Equity) issued or authorized to be issued pursuant to the Prepackaged Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Prepackaged Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

The Reorganized Debtors (i) shall emerge from these Chapter 11 Cases as a private company on the Effective Date and the New Common Interests shall not be listed on a public stock exchange, (ii) shall not be voluntarily subjected to any reporting requirements promulgated by the SEC, and (iii) the New Common Interests (including the Tranche C Commitment Equity) shall not be required to be listed on a recognized U.S. or any foreign stock exchange.

To the extent the following actions have not been completed on or prior to the Effective Date, the Reorganized Debtors shall (i) take all actions reasonably necessary or desirable to delist the Existing Equity Interests from Nasdaq and to deregister under the Exchange Act as promptly as practicable in compliance with SEC rules, (ii) file a Form 25 with the SEC to delist the Existing Equity Interests from Nasdaq and to deregister the Existing Equity Interests from Section 12(b) of the Exchange Act (unless Nasdaq has already filed a Form 25 with the SEC providing for such delisting and deregistration), (iii) file post-effective amendments to terminate all of Parent’s currently effective registration statements under the Securities Act, (iv) file a Form 15 notifying the SEC of the suspension of Parent’s duty to file reports under Section 12(g) and/or Section 15(d) of the Exchange Act, and (v) take all actions reasonably necessary or desirable to ensure (A) that the New Common Interests shall not be listed on a public securities exchange and that the New Common Interests shall not be required to be listed on a recognized securities exchange, except, in each case, as otherwise may be required pursuant to the New Corporate Governance Documents and (B) that the Reorganized Debtors shall not be voluntarily subjected to any reporting requirements promulgated by the SEC.

I.	The New LLC Agreement.

On the Effective Date, New TopCo shall enter into the New LLC Agreement, which shall become effective and binding in accordance with its terms and conditions upon the parties thereto, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by the New LLC Agreement).

On and as of the Effective Date, each Holder of New Common Interests shall be deemed to be a party to and member under the New LLC Agreement without the need for execution by such Holder. The New LLC Agreement shall be binding on all Entities receiving, and all Holders of, New Common Interests (and their respective successors and assigns), whether such New Common Interests are received or to be received on or after the Effective Date and regardless of whether such Entity executes or delivers a signature page to the New LLC Agreement.

J.	The New Exit Facility Credit Agreement.

Entry into the New Exit Facility, the related guarantees (including the New Exit Facility Non-Debtor Guarantees) and security and similar agreements, by the Reorganized Debtors shall be authorized without the need for any further corporate action or without any further action by the holders of Claims or Interests. Confirmation of the Prepackaged Plan shall be deemed authorization for the Debtors or the Reorganized Debtors, as applicable, to, without further notice to or order of the Bankruptcy Court, (i) execute and deliver those documents and agreements necessary or appropriate enter into the New Exit Facility Credit Agreement, and incur and pay any fees, premiums, and expenses in connection therewith, including the Tranche C Commitment Equity, and (ii) act or take action under applicable Law, regulation, order, or rule or vote, consent, authorization, or approval of any person, subject to such modifications as the Debtors or the Reorganized Debtors, as applicable, may deem to be necessary to enter into the New Exit Facility Credit Agreement.

The Tranche C Commitment Parties shall receive their allocated share of the Tranche C Commitment Equity in accordance with the procedures set forth in the New Exit Facility Term Sheet. Those Exit Lenders that are members of the RXR Consortium (as defined in the New Exit Facility Term Sheet) may reallocate their respective portions of the Tranche C Commitment among the members of the RXR Consortium on or before the Tranche C Reallocation Date; provided that the portion of the Tranche C Commitment provided, collectively, by members of the RXR Consortium shall be no less than $12,500,000 in aggregate principal amount.

On the Effective Date, all Liens and security interests granted pursuant to, or in connection with the New Exit Facility, and the related guarantees (including the New Exit Facility Non-Debtor Guarantees), (i) shall be deemed to be approved and shall, without the necessity of the execution, recordation, or filing of mortgages, security agreements, control agreements, pledge agreements, financing statements, or other similar documents, be valid, binding, fully perfected, fully enforceable Liens on, and security interests in, the collateral securing the New Exit Facility and the related guarantees (including the New Exit Facility Non-Debtor Guarantees), with the priorities established in respect thereof, applicable non-bankruptcy Law, the Prepackaged Plan, and the Confirmation Order; and (ii) shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy Law, the Prepackaged Plan, or the Confirmation Order.

The Reorganized Debtors and the Persons granted Liens and security interests under the New Exit Facility and the related guarantees (including the New Exit Facility Non-Debtor Guarantees), as applicable, are authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other Law (whether domestic or foreign) that would be applicable in the absence of the Prepackaged Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order without the need for any filings or recordings) and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable Law to give notice of such Liens and security interests to third parties.

On and as of the Effective Date, all DIP Lenders with DIP Claims that roll into the New Exit Facility shall be deemed to be parties to, and bound by, the Exit Term Loan Facility Credit Agreement, without the need for execution thereof by any such DIP Lender.

By voting to accept this Prepackaged Plan, each DIP Lender thereby instructs and directs the DIP Agent and/or the New Exit Facility Agent to (a) act as Disbursing Agent to the extent required by the Prepackaged Plan, (b) execute and deliver the New Exit Facility Documents (each to the extent it is a party thereto), as well as to execute, deliver, file, record, and issue any notes, documents (including U.C.C. Financing Statements), or agreements in connection therewith, to which the New Exit Facility Agent is a party and to promptly consummate the transactions contemplated thereby, and (c) take any other actions required or contemplated to be taken by the DIP Agent or the New Exit Facility Agent (as applicable) under this Prepackaged Plan or any of the Restructuring Documents to which it is a party.

K.	Corporate Action.

Upon the Effective Date, all actions contemplated under the Prepackaged Plan shall be deemed authorized and approved in all respects, including: (a) the issuance and distribution of the New Common Interests; (b) implementation of the Restructuring Transactions, (c) all other actions contemplated under the Prepackaged Plan (whether to occur before, on, or after the Effective Date); (d) adoption of the New Corporate Governance Documents; (e) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases (as applicable); (f) payment of the Tranche C Commitment Equity; and (g) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Prepackaged Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Prepackaged Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate, partnership, limited liability company, or other governance action required by the Debtors or the Reorganized Debtor, as applicable, in connection with the Prepackaged Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Security holders, members, directors, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, Securities, and instruments contemplated under the Prepackaged Plan (or necessary or desirable to effect the transactions contemplated under the Prepackaged Plan) in the name of and on behalf of the Reorganized Debtors, including the New Common Interests, the New

Corporate Governance Documents, the Tranche C Commitment Equity, and any and all other agreements, documents, Securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.J shall be effective notwithstanding any requirements under non-bankruptcy Law.

L.	New Corporate Governance Documents.

On or immediately prior to the Effective Date, the New Corporate Governance Documents shall be automatically adopted by the applicable Reorganized Debtors. To the extent required under the Prepackaged Plan or applicable non-bankruptcy Law, each of the Reorganized Debtors will file its New Corporate Governance Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state or country of organization if and to the extent required in accordance with the applicable Laws of the respective state or country of organization. The New Corporate Governance Documents will prohibit the issuance of non-voting equity Securities, to the extent required under section 1123(a)(6) of the Bankruptcy Code.

After the Effective Date, the Reorganized Debtors may amend and restate their respective New Corporate Governance Documents in accordance with the terms thereof, and the Reorganized Debtors may file such amended certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the Laws of the respective states, provinces, or countries of incorporation and the New Corporate Governance Documents.

1. Directors and Officers of the Reorganized Debtors.

As of the Effective Date, the terms of the current members of the board of directors of the Debtors shall expire and the existing officers of the Debtors shall be automatically removed as officers, and the New Board and new officers of each of the Reorganized Debtors shall be appointed. For subsequent terms, following the Effective Date, members of the New Board and new officers of each of the Reorganized Debtors shall be appointed in accordance with the New Corporate Governance Documents and other constituent documents of each Reorganized Debtor.

Pursuant to section 1129(a)(5) of the Bankruptcy Code, to the extent known, the identity and affiliation of any Person proposed to serve on the New Board will be disclosed in the Plan Supplement. Provisions regarding the removal, appointment, and replacement of members of the New Board to the extent applicable, will be disclosed in the New Corporate Governance Documents.

2. Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors, and their respective officers, directors, members, or managers (as applicable), are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Prepackaged Plan, and the Securities issued pursuant to the Prepackaged Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required pursuant to the Prepackaged Plan.

M.	Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, each Reorganized Debtor shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Prepackaged Plan, including in Article VIII hereof, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity (other than the Debtors’ respective officers, directors, members, or managers that are Released Parties, the Consenting Creditors, and the DIP Lenders) may rely on the absence of a specific reference in the Prepackaged Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it. The Debtors and Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Prepackaged Plan, including Article VIII hereof. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Prepackaged Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Prepackaged Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Prepackaged Plan, including Article VIII hereof. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

N.	Certain Securities Law Matters.

The offering, issuance (or entry into), and distribution of the New Common Interests (including the Tranche C Commitment Equity) and any other Securities entered into and/or issued in connection with the Prepackaged Plan, shall be exempt, pursuant to section 1145 of the Bankruptcy Code or section 4(a)(2) of the Securities Act, as applicable, without further act or actions by any Person, from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable Law requiring registration prior to the offering, issuance, distribution, or sale of Securities to the maximum extent permitted by Law, in accordance with, and pursuant to, (i) section 1145 of the Bankruptcy Code (ii) section 4(a)(2) of the Securities Act, and any (iii) other available exemption from registration, as applicable.

In addition, the New Common Interests (including the Tranche C Commitment Equity) are issued in reliance on section 1145 of the Bankruptcy Code and section 4(a)(2) of the Securities Act, as applicable, and (1) will not be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act and (2) will be freely tradable and transferable in the United States by a recipient thereof that (i) is an entity that is not an “underwriter” as defined in section 1145(b)(1) of the Bankruptcy Code, (ii) is not an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, (iii) has not been such an “affiliate” within 90 days of the time of the transfer, and (iv) has not acquired such securities from an “affiliate” within one year of the time of transfer, subject in each case to compliance with applicable securities Laws and any rules and regulations of the SEC or state or local securities Laws, if any, applicable at the time of any future transfer of such Securities, and subject to any restrictions in the New Corporate Governance Documents.

The issuance of the New Common Interests shall not constitute an invitation or solicitation of an invitation or offer to sell or buy, any securities in contravention of any applicable Law in any jurisdiction. No action has been taken, nor will be taken, in any jurisdiction that would permit a public offering of any of the New Common Interests (other than securities issued pursuant to section 1145 of the Bankruptcy Code) in any jurisdiction where such action for that purpose is required.

The Reorganized Debtors need not provide any further evidence other than the Prepackaged Plan or the Confirmation Order with respect to the treatment of the New Common Interests (including the Tranche C Commitment Equity) under applicable securities Laws. Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, DTC and any transfer agent) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Prepackaged Plan, including, for the avoidance of doubt, whether the New Common Interests are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. DTC and any transfer agent shall be required to accept and conclusively rely upon the Prepackaged Plan and Confirmation Order in lieu of a legal opinion regarding whether the New Common Interests and are exempt from registration and/or eligible for DTC book-entry delivery, settlement and depository services.

O.	Preservation of Net Operating Losses.

The Bankruptcy Court will enter one or more orders, which may be the Confirmation Order, to facilitate preservation of “net operating losses” of the Debtors, which may also be provided for in the applicable New Organizational Documents.

P.	1146(a) Exemption from Certain Taxes and Fees.

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Prepackaged Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity Security, or other interest in the Debtors or the Reorganized Debtors, including the New Common Interests (including the Tranche C Commitment Equity); (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for the Reorganized Debtors’ obligations under and in connection with the Exit Facilities; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Prepackaged Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Prepackaged Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

Q.	Director and Officer Liability Insurance.

Notwithstanding anything in the Prepackaged Plan to the contrary, the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code effective as of the Effective Date. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired D&O Liability Insurance Policies.

In addition, after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including any “tail policy”) in effect on or after the Petition Date, with respect to conduct occurring prior thereto, and all directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth therein, regardless of whether such directors and officers remain in such positions after the Effective Date.

R.	Indemnification Obligations.

Consistent with applicable Law, all indemnification provisions in place as of the Effective Date (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, engagement letters, or otherwise) for current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors or owed to Cantor and RXR Lender and each of Cantor’s and RXR Lender’s Related Parties, as applicable, shall be reinstated and remain intact, irrevocable, and shall survive the effectiveness of the Prepackaged Plan on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors than the indemnification provisions in place prior to the Effective Date.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.

On the Effective Date, except as otherwise provided in Article V.H and elsewhere herein, all Executory Contracts or Unexpired Leases not otherwise assumed or rejected will be deemed assumed by the applicable Reorganized Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those that are: (a) identified on the Rejected Executory Contracts and Unexpired Leases Schedule; (b) previously expired or terminated pursuant to their own terms; (c) have been previously assumed or rejected by the Debtors pursuant to a Final Order; (d) are the subject of a motion to reject that is pending on the Effective Date; or (e) have an ordered or requested effective date of rejection that is after the Effective Date.

Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions, assumptions and assignments, or rejections of the Executory Contracts or Unexpired Leases as set forth in the Prepackaged Plan, the Rejected Executory Contracts and Unexpired Leases Schedule, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Except as otherwise specifically set forth herein, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Prepackaged Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Prepackaged Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Prepackaged Plan or any order of the Bankruptcy Court authorizing and providing for its assumption. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by a Final Order on or after the Effective Date but may be withdrawn, settled, or otherwise prosecuted by the Reorganized Debtors.

Each Executory Contract or Unexpired Lease assumed pursuant to the Prepackaged Plan shall be assumed solely in accordance with the express and written terms of such Executory Contract or Unexpired Lease. The assumption of an Executory Contract or Unexpired Lease pursuant to the Prepackaged Plan shall not be construed as an assumption of any implied terms, implied contract, or implied warranty under any circumstance, except as may be expressly agreed in writing by the Debtors or Reorganized Debtors and, any such rights, to the extent they exist as a matter of applicable law, shall be deemed rejected and subject to Article V.B of this Prepackaged Plan.

To the maximum extent permitted by Law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Prepackaged Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Prepackaged Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Notwithstanding anything to the contrary in the Prepackaged Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contracts and Unexpired Leases Schedule at any time up to forty-five (45) days after the Effective Date, so long as such allocation, amendment, modification, or supplement is consistent with the Restructuring Support Agreement.

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Prepackaged Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within thirty (30) days after the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection, (2) the effective date of such rejection, or (3) the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors, the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III.B.6 of this Prepackaged Plan.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

The Debtors’ and counterparties’ respective rights and obligations under each Executory Contract and Unexpired Lease assumed under the Prepackaged Plan shall be unaffected by virtue of these Chapter 11 Cases, and the amounts coming due under such Executory Contracts and Unexpired Leases assumed under the Plan will be paid in the ordinary course of business pursuant to the terms of the Plan, the Confirmation Order, and such Executory Contracts or Unexpired Leases.

If you believe any amounts are due as a result of a Debtor’s monetary default under an Executory Contract or Unexpired Lease to be assumed under the Prepackaged Plan, or you wish to otherwise object to the Debtors’ assumption of an Executory Contract or Unexpired Lease under the Plan, including an objection regarding the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), you may assert an objection against the Debtors, subject to all defenses the Debtors may have with respect to such objection, by no later than May 6, 2024 at 4:00 p.m..

ANY COUNTERPARTY TO AN EXECUTORY CONTRACT OR UNEXPIRED LEASE THAT DOES NOT TIMELY OBJECT TO THE PROPOSED ASSUMPTION OF SUCH EXECUTORY CONTRACT OR UNEXPIRED LEASE BY THE DEADLINE TO OBJECT TO ASSUMPTION OF EXECUTORY CONTRACT OR UNEXPIRED LEASE WILL BE DEEMED TO HAVE CONSENTED TO SUCH ASSUMPTION.

The assumption of any Executory Contract or Unexpired Lease pursuant to the Prepackaged Plan or other Final Order shall result in the full release and satisfaction of any nonmonetary defaults arising from or triggered by the filing of these Chapter 11 Cases, including defaults of provisions restricting the change in control or ownership interest composition or any bankruptcy-related defaults, arising at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, shall be deemed disallowed and expunged as of the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such assumption, (2) the effective date of such assumption, or (3) the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

D.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases.

Rejection of any Executory Contract or Unexpired Lease pursuant to the Prepackaged Plan or other Final Order shall not constitute a termination of preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases. In particular, notwithstanding any non-bankruptcy Law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations with respect to goods previously purchased by the Debtors pursuant to rejected Executory Contracts or Unexpired Leases.

E.	Insurance Policies.

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, shall be treated as Executory Contracts hereunder. Unless otherwise provided in the Prepackaged Plan, on the Effective Date, in connection with all contemplated transactions under this Prepackaged Plan, (1) the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims, including all D&O Liability Insurance Policies, and (2) such insurance policies and any agreements, documents, or instruments relating thereto, including all D&O Liability Insurance Policies, shall revest in the applicable Reorganized Debtors.

Nothing in this Prepackaged Plan, Restructuring Support Agreement, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any other Final Order (including any other provision that purports to be preemptory or supervening), (1) alters, modifies, or otherwise amends the terms and conditions of (or the coverage provided by) any of such insurance policies or (2) alters or modifies the duty, if any, that the insurers or third party administrators have to pay claims covered by such insurance policies and their right to seek payment or reimbursement from the Debtors or draw on any collateral or security therefor. For the avoidance of doubt, insurers and third-party administrators shall not need to nor be required to file or serve a cure objection or a request, application, claim, Proof of Claim, or motion for payment and shall not be subject to any claims bar date or similar deadline governing cure amounts or Claims.

F.	Reservation of Rights.

Nothing contained in the Prepackaged Plan, the Restructuring Support Agreement, or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have forty-five (45) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

G.	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

H.	Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or Reorganized Debtor in the ordinary course of their business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions on Account of Claims Allowed as of the Effective Date.

Except as otherwise provided herein, in a Final Order, or as otherwise agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of the applicable Allowed Claim on the first Distribution Date, the applicable Reorganized Debtors shall make initial distributions under the Prepackaged Plan on account of Claims Allowed on or before the Effective Date, subject to the Reorganized Debtors’ right to object to Claims; provided that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, (2) Allowed Priority Tax Claims shall be paid in accordance with Article II.D of the Prepackaged Plan, and (3) Allowed General Unsecured Claims shall be paid in accordance with Article III.B.6 of the Prepackaged Plan. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the Holder of such Claim or as may be due and payable under applicable non-bankruptcy Law or in the ordinary course of business.

All distributions to Holders of Prepetition Convertible Notes Claims may be deemed completed when made to (or at the direction of) the Prepetition Convertible Notes Indenture Trustee, which shall be deemed to be the Holder of all Prepetition Convertible Notes Claims for purposes of distributions to be made hereunder. The Prepetition Convertible Notes Indenture Trustee may hold or direct such distributions for the benefit of the Holders of the Prepetition Convertible Notes Claims. Except as provided in the Prepetition Convertible Notes Documents, the Prepetition Convertible Notes Indenture Trustee shall not incur any liability whatsoever on account of any distributions under the Prepackaged Plan except for gross negligence or willful misconduct. For the avoidance of doubt, the Reorganized Debtors, with the Prepetition Convertible Notes Indenture Trustee’s cooperation, shall make such distribution. The Prepetition Convertible Notes Indenture Trustee shall have no duties, obligations, or responsibilities with respect to any form of distribution to Holders of Prepetition Convertible Notes Claims that is not DTC eligible, and the Debtors or the Reorganized Debtors, as applicable, shall make such distributions. For the avoidance of doubt, all distributions referenced in this paragraph shall be subject to the Prepetition Convertible Notes Indenture Trustee Charging Lien solely to the extent provided in the Prepetition Convertible Notes Documents.

B.	Disbursing Agent.

The Debtors or the Reorganized Debtors, as applicable, shall have the authority to enter into agreements with one or more Disbursing Agents to facilitate the distributions required hereunder. All distributions under the Prepackaged Plan shall be made by the Disbursing Agent. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

C.	Rights and Powers of Disbursing Agent.

1. Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Prepackaged Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Prepackaged Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof. Subject to the cooperation of the Prepetition Convertible Notes Indenture Trustee, the Disbursing Agent may make distributions on account of the Prepetition Convertible Notes Claims, subject in all respects to the rights of the Prepetition Convertible Notes Indenture Trustee Charging Lien against all such distributions solely to the extent permitted in accordance with the Prepetition Convertible Notes Documents.

2. Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1. Record Date for Distribution.

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record holders listed on the Claims Register as of the close of business on the Distribution Record Date. If a Claim is transferred twenty (20) or fewer days before the Distribution Record Date, the Disbursing Agent shall make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor. For the avoidance of doubt, the Distribution Record Date shall not apply to the Prepetition Convertible Notes Claims, the Holders of which shall receive a distribution (if any) in accordance with the terms of this Article VI on or as soon as practicable after the Effective Date.

2. Delivery of Distributions in General.

Except as otherwise provided herein, the Disbursing Agent shall make distributions to holders of Allowed Claims and Allowed Interests (as applicable) as of the Distribution Record Date at the address for each such holder as indicated on the Debtors’ records as of the date of any such distribution; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.

3. Minimum Distributions.

No fractional shares of New Common Interests shall be distributed, and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Prepackaged Plan on account of an Allowed Claim or Allowed Interest (if applicable) would otherwise result in the issuance of a number of shares of New Common Interests that is not a whole number, the actual distribution of shares of New Common Interests shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Common Interests to be distributed to the Holders of Allowed Claims hereunder shall be adjusted as necessary to account for the foregoing rounding.

The Reorganized Debtors or the Disbursing Agent shall not have any obligation to make a Cash distribution that is less than one hundred dollars ($100) to any Holder of an Allowed Claim.

4. Undeliverable Distributions and Unclaimed Property.

In the event that any distribution to any Holder of Allowed Claims or Allowed Interests (as applicable) is returned as undeliverable, no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then-current address of such holder, at which time all currently due, missed distributions shall be made to such Holder without interest. Undeliverable distributions shall remain in the possession of the Reorganized Debtors until such time as a distribution becomes deliverable, or such distribution reverts to the Reorganized Debtors or is cancelled pursuant to this Article VI, and shall not be supplemented with any interest, dividends, or other accruals of any kind.

Any distribution under the Prepackaged Plan that is an unclaimed distribution or remains undeliverable (as reasonably deemed unclaimed or undeliverable by the Reorganized Debtors or the Disbursing Agent) for a period of ninety (90) days after distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such unclaimed distribution or undeliverable distribution shall revest in the applicable Reorganized Debtor automatically (and without need for a further order by the Bankruptcy Court, notwithstanding any applicable federal, provincial, or estate escheat, abandoned, or unclaimed property Laws to the contrary) and, to the extent such unclaimed distribution is comprised of New Common Interests, then such New Common Interests shall be cancelled. Upon such revesting, the Claim of the Holder or its successors with respect to such property shall be cancelled, released, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property Laws, or any provisions in any document governing the distribution that is an unclaimed distribution, to the contrary, and the Claim of any Holder of Claims and Interests to such property or Interest in property shall be discharged and forever barred. The Disbursing Agent shall adjust the distributions of the New Common Interests to reflect any such cancellation; however, for the avoidance of doubt, additional Securities shall not be issued to other Holders of Claims due to any such cancellations.

5. Surrender of Cancelled Instruments or Securities.

On the Effective Date or as soon as reasonably practicable thereafter, each holder of a certificate or instrument evidencing a Claim or an Interest that has been cancelled in accordance with Article IV.F hereof shall be deemed to have surrendered such certificate or instrument to the Disbursing Agent. Such surrendered certificate or instrument shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à -vis one another with respect to such certificate or instrument, including with respect to any indenture or agreement that governs the rights of the Holder of a Claim or Interest, which shall continue in effect for purposes of allowing holders to receive distributions under the Prepackaged Plan, charging liens, priority of payment, and indemnification rights. Notwithstanding anything to the contrary herein, this paragraph shall not apply to certificates or instruments evidencing Claims that are Reinstated under the Prepackaged Plan.

6. Delivery of Distributions to Allowed Prepetition Convertible Notes Claims, Allowed Prepetition Term Loan Claims, and DIP Claims.

Except as otherwise reasonably requested by the applicable Agents/Trustees, all distributions to holders of Allowed DIP Claims, Allowed Prepetition Term Loan Claims, and Allowed Prepetition Convertible Notes Claims shall be deemed completed when made to or at the direction of the applicable Agents/Trustees. The Agents/Trustees shall hold or direct such distributions for the benefit of the holders of Allowed DIP Claims, Allowed Prepetition Term Loan Claims, and Allowed Prepetition Convertible Notes Claims, as applicable. As soon as practicable in accordance with the requirements set forth in this Article VI, the Agents/Trustees shall arrange to deliver or direct delivery of such distributions to or on behalf of its holders, subject to the Agents/Trustees’ charging lien. The Agents/Trustees may, if applicable, transfer or direct the transfer of such distributions directly through the facilities of DTC (whether by means of book-entry exchange, free delivery or otherwise) and will be entitled to recognize and deal for all purposes under the Plan with holders of Allowed DIP Claims, Allowed Prepetition Term Loan Claims, and Allowed Prepetition Convertible Notes Claims, to the extent consistent with the customary practices of DTC. If the Agents/Trustees are unable to make, or the Agents/Trustees consent to the Disbursing Agent making such distributions, the Disbursing Agent, with the Agents/Trustees’ cooperation, shall make such distributions to the extent practicable to do so; provided that until such distributions are made, the Agents/Trustees’ charging lien shall attach to the property to be distributed in the same manner as if such distributions were made through the Agents/Trustees. The Agents/Trustees or the Disbursing Agent, as applicable, shall seek the cooperation of DTC so that any distribution on account of an Allowed Prepetition Convertible Notes Claim that is held in the name of, or by a nominee of, DTC, shall be made through the facilities of DTC on the Effective Date or as soon as practicable thereafter.

E.	Manner of Payment.

1.

All distributions of the New Common Interests to the holders of the applicable Allowed Claims under the Prepackaged Plan shall be made by the Disbursing Agent on behalf of the Debtors or the Reorganized Debtors, as applicable.

2.

All distributions of Cash to the holders of the applicable Allowed Claims under the Prepackaged Plan shall be made by the Disbursing Agent on behalf of the applicable Debtor or Reorganized Debtor, as applicable.

3.	At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

F.	Compliance with Tax Requirements.

In connection with the Prepackaged Plan, to the extent applicable, the Debtors, Reorganized Debtors, the Disbursing Agent, and any applicable withholding agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Prepackaged Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Prepackaged Plan to the contrary, such parties shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Prepackaged Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors and the Reorganized Debtors reserve the right to allocate all distributions made under the Prepackaged Plan in compliance with all applicable wage garnishments, alimony, child support, and similar spousal awards, Liens, and encumbrances.

G.	Allocations.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

H.	No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Prepackaged Plan, the Confirmation Order, the DIP Orders, any other order of the Bankruptcy Court, or required by applicable bankruptcy and non-bankruptcy Law, postpetition interest shall not accrue or be paid on any prepetition Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on such Claim; provided that this section shall not apply to DIP Claims and Prepetition Term Loan Claims.

I.	Foreign Currency Exchange Rate.

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal (National Edition), on the Effective Date.

J.	Setoffs and Recoupment.

Except as expressly provided in this Prepackaged Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim (other than DIP Claims and Prepetition Term Loan Claims), any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the Holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and the Holder of the Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable holder. In no event shall any Holder of a Claim be entitled to recoup such Claim against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XII.G hereof on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.

K.	Claims Paid or Payable by Third Parties.

1. Claims Paid by Third Parties/Insurers.

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor, or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor to the extent the holder’s total recovery on account of such Claim from the third party and under the Prepackaged Plan exceeds the amount of such Claim as of the date of any such distribution under the Prepackaged Plan. The failure of such holder to timely repay or return such distribution shall result in the holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen (14) day grace period specified above until the amount is repaid.

2. Claims Payable by Third Parties.

Other than with respect to any Claims of the Consenting Creditors or the DIP Lenders, no distributions under the Prepackaged Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3. Applicability of Insurance Policies.

Except as otherwise provided in the Prepackaged Plan, distributions to holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Prepackaged Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Disputed Claims Process.

In light of the Unimpaired status of all Allowed General Unsecured Claims under the Prepackaged Plan, there is no requirement to file a Proof of Claim (or move the Bankruptcy Court for allowance) to have a Claim Allowed for the purposes of the Prepackaged Plan, except as provided in Article V.B of the Prepackaged Plan or Article V.C with respect to a Cure amount, and the Debtors or the Reorganized Debtors, as applicable, (with the consent of the Required Consenting Creditors) shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced (and no approval or authority from the Bankruptcy Court shall be required) except that (unless expressly waived pursuant to the Prepackaged Plan) the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable.

On and after the Effective Date, except as otherwise provided in this Prepackaged Plan, all Allowed Claims shall be satisfied in the ordinary course of business by the Reorganized Debtors. The Debtors and/or the Reorganized Debtors, as applicable, (with the consent of the Required Consenting Creditors) shall have the exclusive authority to (i) determine, without the need for notice to or action, order, or approval of the Bankruptcy Court, that a claim subject to any Proof of Claim that is Filed is Allowed and (ii) file, settle, compromise, withdraw, or litigate to judgment any objections to Claims as permitted under this Prepackaged Plan. If the Debtors or Reorganized Debtors dispute any Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced; provided that the Debtors or Reorganized Debtors may elect, at their sole option, to object to any Claim (other than Claims expressly Allowed by this Prepackaged Plan) and to have the validity or amount of any Claim adjudicated by the Bankruptcy Court; provided further that holders of Claims may elect to resolve the validity or amount of any Claim in the Bankruptcy Court. All Proofs of Claim Filed in the Chapter 11 Cases shall be deemed objected to and Disputed without further action by the Debtors. Upon the Effective Date, all Proofs of Claim filed against the Debtors, regardless of the time of filing, and including Proofs of Claim filed after the Effective Date, shall be deemed withdrawn and expunged, except as otherwise provided herein. Notwithstanding anything in this Prepackaged Plan to the contrary, disputes regarding the amount of any Cure pursuant to section 365 of the Bankruptcy Code and Claims that the Debtors seek to have determined by the Bankruptcy Court, shall in all cases be determined by the Bankruptcy Court. Except as otherwise provided herein, all Proofs of Claim Filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

B.	Allowance of Claims.

After the Effective Date, except as otherwise expressly set forth herein, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date. The Debtors or the Reorganized Debtors, as applicable, may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy Law, without further notice or order from the Bankruptcy Court.

C.	Claims Administration Responsibilities.

Except as otherwise specifically provided in the Prepackaged Plan, after the Effective Date, the Reorganized Debtors, in consultation with the Required Consenting Creditors, shall have the exclusive authority: (1) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.L of the Prepackaged Plan.

Any objections to Proofs of Claims (other than Administrative Claims) shall be served and Filed (a) on or before the date that is one hundred and eighty days following the later of (i) the Effective Date and (ii) the date that a Proof of Claim is Filed or amended or a Claim is otherwise asserted or amended in writing by or on behalf of a Holder of a Claim or (b) such later date as ordered by the Bankruptcy Court.

D.	Estimation of Claims and Interests.

Before, on, or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, (with the consent of the Required Consenting Creditors) may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party in interest previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Prepackaged Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Prepackaged Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

E.	Adjustment to Claims or Interests without Objection.

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

F.	Disallowance of Claims or Interests.

Except as otherwise expressly set forth herein, all Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order. No payment or distribution shall be made on account of such Claim or Interest unless the transferee has paid or turned over such property.

G.	No Distributions Pending Allowance.

Notwithstanding any other provision of the Prepackaged Plan, if any portion of a Claim or Interest is a Disputed Claim or Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest; provided that if only the Allowed amount of an otherwise valid Claim or Interest is Disputed, such Claim or Interest shall be deemed Allowed in the amount not Disputed and payment or distribution shall be made on account of such undisputed amount.

H.	Distributions After Allowance.

To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Interest in accordance with the provisions of the Prepackaged Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Interest becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim or Interest the distribution (if any) to which such holder is entitled under the Prepackaged Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests.

Pursuant to and to the fullest extent permitted by section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Definitive Documents, the Prepackaged Plan, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Prepackaged Plan, the distributions, rights, and treatment that are provided in the Prepackaged Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Prepackaged Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Prepackaged Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims (other than the Reinstated Claims) and Interests (other than the Intercompany Interests that are Reinstated) subject to the occurrence of the Effective Date.

B.	Release of Liens.

Except as otherwise provided in the Prepackaged Plan, the Restructuring Support Agreement, the Confirmation Order, or in any contract, instrument, release, or other agreement or document amended or created pursuant to the Prepackaged Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Prepackaged Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with this Prepackaged Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any Cash Collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Prepackaged Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtors or the Reorganized Debtors that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.

C.	Releases by the Debtors.

As of the Effective Date, except for the rights and remedies that remain in effect from and after the Effective Date to enforce the Prepackaged Plan and the obligations contemplated by the Definitive Documents and the documents in the Plan Supplement or as otherwise provided in any order of the Bankruptcy Court, to the maximum extent permitted by law, for good and valuable consideration, the adequacy of which is hereby confirmed, including the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, on and after the Effective Date, the Released Parties shall be conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, and the Debtors’ Estates, and each of their Related Parties, in each case on behalf of themselves and their respective successors, permitted assigns, and representatives and any and all other Persons or Entities that may purport to assert any Cause of Action derivatively, by or through the foregoing Persons or Entities, from any and all claims, interests (including Interests), obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, liens, losses, remedies, contributions, indemnities, costs, or liabilities whatsoever, including any derivative claims or Causes of Action, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or the Debtors’ Estates and each of their Related Parties, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or arising, in law, equity, contract, tort, or otherwise, by statute, violations of federal, state, provincial, foreign, or territorial securities laws or otherwise that the Debtors, the Reorganized Debtors, or the Debtors’ Estates and each of their Related Parties would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of a Claim or Interest or other Person or Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, the Debtors’ Estates, the Chapter 11 Cases, the purchase, sale, issuance, cancellation, or rescission of the purchase of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest, the business or contractual arrangements between the Debtors and any Released Party, the restructuring of Claims and Interests before or during the Debtors’ Chapter 11 Cases, the Restructuring, the DIP Documents, the New Exit Facility, the negotiation, formulation, preparation or consummation of the Prepackaged Plan (including the Plan Supplement), the Definitive Documents, the Restructuring Support Agreement, and any exhibits or documents related thereto, the Solicitation Materials, or the solicitation of votes with respect to the Prepackaged Plan, in all cases based on any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date; provided that claims or Causes of Action arising out of or related to any act or omission of a Released Party that constitutes actual fraud, gross negligence, or willful misconduct as determined by a Final Order shall not be released; provided, further, that the releases under this section VIII.C do not release any direct claims of Related Parties against the Released Parties and provided, further, that (i) Vidul Prakash and (ii) Saurabh Agarwal shall not be a “Released Party.”

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Prepackaged Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties, including the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Prepackaged Plan; (2) a good faith settlement and compromise of the claims and Causes of Action released by the Debtor Release; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action of any kind whatsoever released pursuant to the Debtor Release.

D.	Releases by the Releasing Parties.

As of the Effective Date, except for the rights and remedies that remain in effect from and after the Effective Date to enforce the Prepackaged Plan and the obligations contemplated by the Definitive Documents and the documents in the plan supplement or as otherwise provided in any order of the Bankruptcy Court, to the maximum extent permitted by law, for good and valuable consideration, the adequacy of which is hereby confirmed, including the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, on and after the Effective Date, the Released Parties shall be conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Releasing Parties from any and all claims, interests (including Interests), obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, liens, losses, remedies, contributions, indemnities, costs, or liabilities whatsoever, including any derivative claims or Causes of Action, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or the Debtors’ Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or arising, in law, equity, contract, tort, or otherwise, by statute, violations of federal, state, provincial, foreign, or territorial securities laws or otherwise that such Releasing Parties would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of a Claim or Interest or other Person or Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, the Debtors’ Estates, the Chapter 11 Cases, the purchase, sale, issuance, cancellation, or rescission of the purchase of any security of the of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest, the business or contractual arrangements between the Debtors and any Released Party, the restructuring of Claims and Interests before or during the Debtors’ Chapter 11 Cases, the Restructuring, the DIP Documents, the New Exit Facility, the negotiation, formulation, preparation or consummation of the Prepackaged Plan (including the plan supplement), the Definitive Documents, the Restructuring Support Agreement, and any exhibits or documents related thereto, the Solicitation Materials, or the solicitation of votes with respect to the Prepackaged Plan, in all cases based on any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date; provided that claims or Causes of Action arising out of or related to any act or omission of a Released Party that constitutes actual fraud, gross negligence, or willful misconduct as determined by a Final Order shall not be released; provided, further, that (i) Vidul Prakash and (ii) Saurabh Agarwal shall not be a “Released Party”; and provided, further that, for the avoidance of doubt, nothing in this Article VIII.D. shall be construed to release or discharge any claim, interest, or cause of action asserted by the Mehedi Action Plaintiffs against any non-Debtor defendant (or, solely to the extent of available insurance, Debtor View, Inc.) in the Mehedi Action.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of these releases, which includes by reference each of the related provisions and definitions contained in this Prepackaged Plan, and, further, shall constitute the Bankruptcy Court’s finding that these releases are: (1) essential to the confirmation of the Prepackaged Plan; (2) given in exchange for the good and valuable consideration provided by the Released Parties, including the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Prepackaged Plan; (3) a good faith settlement and compromise of the claims and Causes of Action released by these releases; (4) in the best interests of the Debtors and their Estates; (5) fair, equitable, and reasonable; (6) given and made after due notice and opportunity for hearing; and (7) a bar to any of the Releasing Parties asserting any claim or Cause of Action of any kind whatsoever released pursuant to these releases.

E.	Exculpation.

Effective as of the Effective Date, to the fullest extent permissible under applicable Law and without affecting or limiting the releases set forth in Articles VIII.C and VIII.D herein, and except as otherwise specifically provided in the Prepackaged Plan or the Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party shall be released and exculpated from any Cause of Action or any claim arising from any act or omission from the Petition Date through the Effective Date in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable the Chapter 11 Cases, the Restructuring Support Agreement, the Disclosure Statement, the Prepackaged Plan (including the Plan Supplement), the DIP Facility, the DIP Documents, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or the Prepackaged Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Prepackaged Plan, including the issuance of Securities pursuant to the Prepackaged Plan, or the distribution of property under the Prepackaged Plan or any other related agreement (excluding, for the avoidance of doubt, providing any legal opinion effective as of the Effective Date requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Prepackaged Plan), except for claims or Causes of Action related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Prepackaged Plan. The Exculpated Parties have, and upon Consummation of the Prepackaged Plan shall be deemed to have, participated in good faith and in compliance with the applicable Laws with regard to the solicitation of votes and distribution of consideration pursuant to the Prepackaged Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable Law, rule, or regulation governing the solicitation of acceptances or rejections of the Prepackaged Plan or such distributions made pursuant to the Prepackaged Plan. Notwithstanding the foregoing, the exculpation shall not release any obligation or liability of any Entity for any post-Effective Date obligation under the Prepackaged Plan or any document, instrument or agreement (including those set forth in the Plan Supplement) executed to implement the Prepackaged Plan.

The Exculpated Parties and other parties set forth above have, and upon confirmation of the Prepackaged Plan shall be deemed to have, participated in good faith and in compliance with the applicable Laws with regard to the solicitation of votes and distribution of consideration pursuant to the Prepackaged Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable Law, rule, or regulation governing the solicitation of acceptances or rejections of the Prepackaged Plan or such distributions made pursuant to the Prepackaged Plan.

Solely with respect to the exculpation provision, notwithstanding anything to the contrary in the Plan or Plan Supplement, each of the Section 1125(e) Exculpation Parties shall not incur liability for any Cause of Action or claim related to any act or omission in connection with, relating to, or arising out of, in whole or in part, (a) the solicitation of acceptance or rejection of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code or (b) the participation, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, in the offer, issuance, sale, or purchase of a security, offered or sold under the Plan.

F.	Injunction.

Except as otherwise expressly provided in the Prepackaged Plan, or for obligations issued or required to be paid pursuant to the Prepackaged Plan or the Confirmation Order, all Entities that have held, hold, or may hold claims, interests, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, liens, losses, remedies, contributions, indemnities, costs, or liabilities that have been settled, released, discharged, or exculpated under the Prepackaged Plan or the Confirmation Order (collectively, the “Enjoined Matters”) are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to the Enjoined Matters; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to the Enjoined Matters; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to the Enjoined Matters; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to the Enjoined Matters unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable Law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Prepackaged Plan; provided that notwithstanding the foregoing, nothing in this Article VIII.F. shall be construed to enjoin (a) any action by the Mehedi Action Plaintiffs, or (b) any claim, interest, or cause of action asserted by the Mehedi Action Plaintiffs, in each of the foregoing cases (a) and (b), solely to the extent asserted against any non-Debtor defendant (or Debtor View, Inc, limited to and solely to the extent of available insurance) in the Mehedi Action.

G.	Protections Against Discriminatory Treatment.

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors, or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

H.	Document Retention.

Until the entry of a final order of judgment or settlement in the Mehedi Action, the Debtors, the Reorganized Debtors, and any transferees, successors and/or assigns of the Debtors’ books, records, documents, files, electronic data (in whatever format, including native format), including but not limited to those that are, or as of the Petition Date were required to be preserved by the Debtors pursuant to the Private Securities Litigation Reform Act of 1995 (PSLRA), 15 U.S.C. §§ 77z-1(b) (2), 78u-4(b)(3)(C)(i) and/or Federal Rule of Civil Procedure 37(e) (the “Books and Records”), shall preserve such Books and Records solely to the extent required by applicable law and the terms of this Prepackaged Plan.

Subject in all respects to the specific requirements set forth in this Article VIII.H, on and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

I.	Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A. Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B hereof:

(a)

the Bankruptcy Court shall have entered the Confirmation Order (which shall include final approval of the Disclosure Statement), which shall be a Final Order, in form and substance consistent in all respects with the Restructuring Support Agreement (including any consent rights thereunder) and otherwise in form and substance acceptable to the Debtors, the Required Consenting Creditors, and which shall:

(i)

authorize the Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Prepackaged Plan;

(ii)	decree that the provisions in the Confirmation Order and the Prepackaged Plan are non-severable and mutually dependent;

(iii)

authorize the Debtors, as applicable/necessary, to: (a) implement the Restructuring Transactions, (b) distribute the New Common Interests (including the Tranche C Commitment Equity), pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code, section 4(a)(2) of the Securities Act, or Regulation S under the Securities Act, as applicable; (c) make all distributions and issuances as required under the Prepackaged Plan, including Cash, the New Common Interests; and (d) enter into any agreements, transactions, and sales of property as set forth in the Plan Supplement, in each case, in a manner consistent with the terms of the Restructuring Support Agreement and subject to the consent rights set forth therein;

(iv)	authorize the implementation of the Prepackaged Plan in accordance with its terms; and

(v)

provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Prepackaged Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under the Prepackaged Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax; and

(b)	the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Prepackaged Plan;

(c)

the final version of each of the Prepackaged Plan, the Definitive Documents, and all documents contained in any supplement to the Prepackaged Plan, including the Plan Supplement and any exhibits, schedules, amendments, modifications, or supplements thereto or other documents contained therein shall have been executed or filed, as applicable in form and substance consistent in all respects with the Restructuring Support Agreement, the Prepackaged Plan, and comply with the applicable consent rights set forth in the Restructuring Support Agreement and/or the Prepackaged Plan for such documents and shall not have been modified in a manner inconsistent with the Restructuring Support Agreement;

(d)

the Restructuring Support Agreement shall not have been terminated as to the Required Consenting Creditors, shall be in full force and effect, and the Debtors and the other parties thereto shall be in compliance therewith;

(e)	the DIP Facility shall be in full force and effect and there shall be no defaults continuing unless waived by the requisite DIP Lenders party thereto;

(f)	the New Exit Facility, including all documentation related thereto, shall have been consummated;

(g)

all Professional Fee Amounts that require the approval of the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date shall have been funded into the Professional Fee Account pending the approval of such fees and expenses by the Bankruptcy Court;

(h)

all outstanding Restructuring Expenses and all outstanding reasonable and documented fees and expenses of the Agents/Trustees, including estimated fees and expenses through the Effective Date shall have been paid in full in Cash;

(i)

no court of competent jurisdiction or other competent governmental or regulatory authority shall have issued a final and non-appealable order making illegal or otherwise restricting, preventing or prohibiting the consummation of the Prepackaged Plan;

(j)	the conditions to effectiveness of the New LLC Agreement shall have been duly satisfied or waived and the New Common Interests will be issued in accordance with the Distribution Record Date;

(k)

the Debtors shall have implemented the Restructuring Transactions and all transactions contemplated in the Prepackaged Plan in a manner consistent with the Restructuring Support Agreement (and subject to, and in accordance with, the consent rights set forth therein).

B.	Waiver of Conditions.

Except as otherwise specified in the Prepackaged Plan or the Restructuring Support Agreement, any one or more of the conditions to Consummation (or component thereof) set forth in this Article IX (other than entry of the Confirmation Order) may be waived by the Debtors with the prior written consent of the Required Consenting Creditors, without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Prepackaged Plan.

C.	Effect of Failure of Conditions.

If Consummation does not occur as to any Debtor, the Prepackaged Plan shall be null and void in all respects as to such Debtor and nothing contained in the Prepackaged Plan, the Disclosure Statement or Restructuring Support Agreement as to such Debtor shall: (1) constitute a waiver or release of any Claims by the Debtors, any Holders of Claims or Interests or any other Entity; (2) prejudice in any manner the rights of the Debtors, any holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any holders of Claims or Interests, or any other Entity.

D.	Substantial Consummation

“Substantial Consummation” of the Prepackaged Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A. Modification and Amendments.

Except as otherwise specifically provided in this Prepackaged Plan and subject to the consent rights set forth in the Restructuring Support Agreement, the Debtors reserve the right to modify the Prepackaged Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Prepackaged Plan. Subject to those restrictions on modifications set forth in the Prepackaged Plan and the requirements of section 1127 of the Bankruptcy Code, Rule 3019 of the Federal Rules of Bankruptcy Procedure, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or to alter, amend, or modify the Prepackaged Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Prepackaged Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Prepackaged Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Prepackaged Plan.

B.	Effect of Confirmation on Modifications.

Entry of the Confirmation Order shall mean that all modifications or amendments to the Prepackaged Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Prepackaged Plan.

To the extent permitted by the Restructuring Support Agreement and subject to the consent of the Required Consenting Creditors, the Debtors reserve the right to revoke or withdraw the Prepackaged Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Prepackaged Plan, or if Confirmation or Consummation does not occur, then: (1) the Prepackaged Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Prepackaged Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Prepackaged Plan, and any document or agreement executed pursuant to the Prepackaged Plan, shall be deemed null and void; and (3) nothing contained in the Prepackaged Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and the Prepackaged Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and to the fullest extent permissible by 28 U.S.C. § 1334 to hear, and by 28 U.S.C. § 157 to determine, all proceedings in respect thereof, including, without limitation, for the following purposes:

(a)

allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

(b)

decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Prepackaged Plan;

(c)

resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cures pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

(d)

to resolve disputes concerning Disputed Claims and consider the allowance, classification, priority, compromise, estimation, secured or unsecured status, amount or payment of any Claim, including any Administrative Claims, including any dispute over the application to any Claim of any limitation on its allowance set forth in sections 502 or 503 of the Bankruptcy Code or asserted under non-bankruptcy Law pursuant to section 502(b)(1) of the Bankruptcy Code;

(e)	ensure that distributions to holders of Allowed Claims and Allowed Interests (as applicable) are accomplished pursuant to the provisions of the Prepackaged Plan;

(f)

adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

(g)	adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

(h)

enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Prepackaged Plan and all contracts, instruments, releases, indentures, and other agreements or documents created or entered into in connection with the Prepackaged Plan or the Disclosure Statement, including the Restructuring Support Agreement;

(i)	enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

(j)

resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Prepackaged Plan or any Entity’s obligations incurred in connection with the Prepackaged Plan;

(k)	issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation or enforcement of the Prepackaged Plan;

(l)

resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

(m)

resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VII.F hereof;

(n)	enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

(o)

determine any other matters that may arise in connection with or relate to the Prepackaged Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Prepackaged Plan or the Disclosure Statement, including the Restructuring Support Agreement;

(p)	enter an order concluding or closing the Chapter 11 Cases;

(q)	adjudicate any and all disputes arising from or relating to distributions under the Prepackaged Plan;

(r)

consider any modifications of the Prepackaged Plan in accordance with section 1127 of the Bankruptcy Code, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

(s)	determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

(t)

hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Prepackaged Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Prepackaged Plan;

(u)	hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(v)	to recover all assets of the Debtors and property of the Debtors’ Estates, wherever located;

(w)

hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in the Prepackaged Plan, including under Article VIII hereof;

(x)	enforce all orders previously entered by the Bankruptcy Court; and

(y)	hear any other matter not inconsistent with the Bankruptcy Code.

As of the Effective Date, notwithstanding anything in this Article XI to the contrary, the New Corporate Governance Documents, the New Common Interests, New Exit Facility, and any documents related thereto shall be governed by the jurisdictional provisions therein and the Bankruptcy Court shall not retain jurisdiction with respect thereto.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect.

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Prepackaged Plan (including, for the avoidance of doubt, the documents and instruments contained in the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all holders of Claims or Interests (irrespective of whether such holders of Claims or Interests have, or are deemed to have accepted the Prepackaged Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Prepackaged Plan, each Entity acquiring property under the Prepackaged Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.	Additional Documents.

On or before the Effective Date, and consistent in all respects with the terms of the Restructuring Support Agreement, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Prepackaged Plan and the Restructuring Support Agreement. The Debtors or the Reorganized Debtors, as applicable, and all holders of Claims or Interests receiving distributions pursuant to the Prepackaged Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Prepackaged Plan.

C.	Payment of Statutory Fees.

All fees due and payable pursuant to section 1930 of Title 28 of the U.S. Code, together with the statutory rate of interest set forth in section 3717 of Title 31 of the U.S. Code to the extent applicable (“U.S. Trustee Fees”) prior to the Effective Date shall be paid by the Debtors on the Effective Date. After the Effective Date, the Reorganized Debtors and Disbursing Agent shall be jointly and severally liable to pay any and all U.S. Trustee Fees when due and payable. The Debtors shall file all monthly operating reports due prior to the Effective Date when they become due, using UST Form 11-MOR. After the Effective Date, each of the Reorganized Debtors and Disbursing Agent shall file with the Bankruptcy Court separate UST Form 11-PCR reports when they become due. Each and every one of the Debtors and the Reorganized Debtors shall remain obligated to pay U.S. Trustee Fees to the Office of the U.S. Trustee until the earliest of that particular Debtor or Reorganized Debtor’s case being closed, dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code. The U.S. Trustee shall not be required to file any Administrative Claim in the case and shall not be treated as providing any release under the Prepackaged Plan.

D.	Statutory Committee and Cessation of Fee and Expense Payment.

On the Confirmation Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committees after the Confirmation Date.

E.	Reservation of Rights.

Except as expressly set forth in the Prepackaged Plan, the Prepackaged Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Prepackaged Plan, any statement or provision contained in the Prepackaged Plan, or the taking of any action by any Debtor with respect to the Prepackaged Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests prior to the Effective Date.

F.	Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Prepackaged Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, manager, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

G.	Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Debtors	Counsel to the Debtors
View, Inc. 6280 America Center Drive, Suite 200 San Jose, California 95002 Attention: Bill Krause, Chief Legal Officer and Secretary

Cole Schotz P.C.

Court Plaza North

25 Main Street

Hackensack, NJ 07601

Attention: Michael D. Sirota, David M. Bass, Daniel J. Harris, and Matteo Percontino

-and-

Cole Schotz P.C.

500 Delaware Avenue, Suite 1410

Wilmington, Delaware 19801

Attention: Patrick J. Reilley and Stacy L. Newman

Co-Counsel to the Consenting Creditors	Co-Counsel to the Consenting Creditors
Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 Attention: Stephen Hessler, Jason Hufendick, and Margaret R. Alden	Gibson, Dunn & Crutcher, LLP 1050 Connecticut Avenue, N.W. Washington, D.C. 20036-5306 Attention: Matthew J. Williams and AnnElyse Scarlett Gains

After the Effective Date, the Reorganized Debtors have the authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

H.	Term of Injunctions or Stays.

Unless otherwise provided in the Prepackaged Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Prepackaged Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Prepackaged Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I.	Entire Agreement.

Except as otherwise indicated, and without limiting the effectiveness of the Restructuring Support Agreement, the Prepackaged Plan (including, for the avoidance of doubt, the documents and instruments in the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Prepackaged Plan.

J.	Plan Supplement.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Prepackaged Plan as if set forth in full in the Prepackaged Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at https://cases.ra.kroll.com/View or the Bankruptcy Court’s website at https://www.deb.uscourts.gov/. To the extent any exhibit or document is inconsistent with the terms of the Prepackaged Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Prepackaged Plan shall control.

K.	Severability of Prepackaged Plan Provisions.

If, prior to Confirmation, any term or provision of the Prepackaged Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Prepackaged Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Prepackaged Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Prepackaged Plan and may not be deleted or modified without the Debtors’ or Reorganized Debtors’ consent, as applicable; and (3) non-severable and mutually dependent.

L.	Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Prepackaged Plan in good faith and in compliance with section 1125(g) of the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors, the Consenting Creditors, and each of their respective Affiliates, agents, representatives, members, principals, stockholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under the Prepackaged Plan and any previous plan, and, therefore, neither any of such parties or individuals nor the Reorganized Debtors will have any liability for the violation of any applicable Law, rule, or regulation governing the solicitation of votes on the Prepackaged Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Prepackaged Plan and any previous plan.

M.	Closing of Chapter 11 Cases.

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

N.	Waiver or Estoppel.

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Prepackaged Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

O.	Creditor Default

An act or omission by a Holder of a Claim or an Interest (other than the Consenting Creditors or DIP Lenders) in contravention of the provisions of this Prepackaged Plan shall be deemed an event of default under this Prepackaged Plan. Upon an event of default, the Reorganized Debtors may seek to hold the defaulting party in contempt of the Confirmation Order and shall be entitled to reasonable attorneys’ fees and costs of the Reorganized Debtors in remedying such default. Upon the finding of such a default by a creditor, the Bankruptcy Court may: (a) designate a party to appear, sign and/or accept the documents required under the Prepackaged Plan on behalf of the defaulting party, in accordance with Bankruptcy Rule 7070; (b) enforce the Prepackaged Plan by order of specific performance; (c) award judgment against such defaulting creditor in favor of the Reorganized Debtor in an amount, including interest, to compensate the Reorganized Debtors for the damages caused by such default; and (d) make such other order as may be equitable that does not materially alter the terms of the Prepackaged Plan.

Dated: May 19, 2024	VIEW, INC.
VIEW OPERATING CORPORATION
IOTIUM, INC.

/s/ Rao Mulpuri
Dr. Rao Mulpuri, Director
Authorized Signatory

Exhibit A

Restructuring Support Agreement